Exhibit 10.6

123 MISSION STREET

OFFICE LEASE

123 MISSION, LLC,

a Delaware limited liability company,

Landlord

and

MARIN SOFTWARE,

a Delaware corporation,

Tenant

DATED AS OF: January 7, 2011

48. Financial Statements	39
49. Deleted	40
50. Nondisclosure of Lease Terms	40
51. Hazardous Substance Disclosure	40
52. Signage	40
53. Quiet Enjoyment	42
54. Telecommunications Equipment	42
55. Parking	44

EXHIBITS:

A – Outline of Premises

B – Rules and Regulations

C – Form of Commencement Date Letter

D – Additional Restoration Obligations

LEASE

THIS LEASE is made as of the 7th day of January, 2011, between 123 MISSION, LLC, a Delaware limited liability company (“Landlord”), and MARIN SOFTWARE, a Delaware corporation (“Tenant”).

1. Premises. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, on the terms and conditions set forth herein, the space outlined on the attached Exhibit A (the “Premises”). The Premises are located on the floor(s) specified in Paragraph 2 below of the building (the “Building”) located at 123 Mission Street, at the intersection of Main and Mission Streets, San Francisco, California. For purposes of this Lease, the term “Land” shall mean, collectively, the parcels of land currently designated as Assessor’s Parcel Nos. 14, 15, 16, 17 and 18 of Block 3717, City and County of San Francisco, California, together with all appurtenant rights and easements. The Building, its garage, the Land and the other improvements on the Land are referred to herein as the “Real Property.”

Tenant’s lease of the Premises shall include the right to use, in common with others and subject to the other provisions of this Lease, the public lobbies, entrances, stairs, elevators and other public portions of the Building. All of the windows and outside walls of the Premises and any space in the Premises used for shafts, stacks, pipes, conduits, ducts, electrical equipment or other utilities or Building facilities are reserved solely to Landlord and Landlord shall have rights of access through the Premises for the purpose of operating, maintaining and repairing the same.

2. Certain Basic Lease Terms. As used herein, the following terms shall have the meaning specified below:

a. Floor(s) on which the Premises are located: All of the rentable area on the 25th and 27th floors of the Building, being designated as Suites 2500 (the “25th Floor Premises”) and 2700 (the “27th Floor Premises”), respectively. Landlord and Tenant agree that for all purposes of this Lease, the Premises shall be deemed to contain an aggregate of 28,711 rentable square feet of space, being comprised of 14,331 rentable square feet of space in the 25th Floor Premises, and 14,380 rentable square feet of space in the 27th Floor Premises.

b. Lease term: Three (3) years, commencing on February 1, 2011 (the “Commencement Date”), and ending January 31, 2014 (the “Expiration Date”).

c. Monthly Rent: The respective sums set forth as follows:

25th Floor Premises:

Period	Monthly Rent	Rate Per sq. Ft. (Per Annum)
2/1/11 – 1/31/13	$38,419.02	$32.17
2/1/13 – 1/31/14	$50,158.50	$42.00

27th Floor Premises:

Period	Monthly Rent	Rate Per sq. Ft. (Per Annum)
7/1/12 – 1/31/14	$42,133.40	$35.16

d. Security Deposit: $96,915.33, provided, however, that until the term of this Lease shall commence as respects the 27th Floor Premises, the Security Deposit shall be $47,770.00.

e. Tenant’s Share: 8.27%; provided, however, that until the term of this Lease shall have commenced as respects the 27th Floor Premises, Tenant’s Share shall be 4.13%.

f. Base Year:

25th Floor Premises: The calendar year 2011.

27th Floor Premises: The calendar year 2013.

g. Base Tax Year:

25th Floor Premises: The fiscal tax year ending June 30, 2012.

27th Floor Premises: The fiscal tax year ending June 30, 2013

h. Business of Tenant: Software.

i. Real estate broker(s): Cornish & Carey Commercial (“Landlord’s Broker”) and GVA Kidder Mathews (“Tenant’s Broker”).

3. Term; Delivery of Possession of Premises.

a. Term. The term of this Lease shall commence as respects the 25th Floor Premises on the Commencement Date (as defined in Paragraph 2.b.), and the term of this Lease shall commence as respects the 27th Floor Premises on July 1, 2012, and, unless sooner terminated pursuant to the terms hereof or at law, shall expire on the Expiration Date (as defined in Paragraph 2.b.). Upon either party’s request after the Commencement Date, Landlord and Tenant shall execute a letter in substantially the form of Exhibit C attached hereto confirming the Commencement Date and the Expiration Date.

b. Delivery of Possession. If Landlord, for any reason whatsoever, cannot deliver possession of either floor of the Premises to Tenant on or before the scheduled commencement date with respect thereto, this Lease shall not be void or voidable, nor shall Landlord be liable to Tenant for any loss or damage resulting therefrom, but the applicable commencement date shall be delayed until the date Landlord delivers possession of the floor of the Premises to Tenant in the condition required by this Lease. No delay in delivery of possession of either floor of the Premises shall operate to extend the term of this Lease beyond the fixed Expiration Date set forth in Paragraph 2.b., or amend Tenant’s obligations under this Lease.

c. Current Occupancy. Landlord and Tenant acknowledge that Tenant currently subleases both floors of the Premises from the current tenant thereof, and that the term of such sublease expires, as to each floor of the Premises, the day immediately preceding the respective commencement date hereunder applicable to such floor.

4. Premises “As Is”. Tenant shall accept each floor of the Premises in its “as is” state and condition as of the respective commencement date hereunder applicable thereto, and, except as set forth below in this Paragraph 4, Landlord shall have no obligation to make or pay for any improvements or renovations in or to the Premises or to otherwise prepare the Premises for Tenant’s occupancy. Notwithstanding the foregoing, after the Commencement Date, and at such as Landlord and Tenant shall agree, Landlord, at its sole cost and expense, shall upgrade the core area restrooms on the 25th Floor Premises to current Building standards, which in no event shall be less than the standards of the core areas restrooms in the 27th Floor Premises as they exist on the date of this Lease.

5. Monthly Rent.

a. Commencing as of the Commencement Date, and continuing thereafter on or before the first day of each calendar month during the term hereof, Tenant shall pay to Landlord, as monthly rent for the Premises, the Monthly Rent specified in Paragraph 2 above. If Tenant’s obligation to pay Monthly Rent hereunder commences on a day other than the first day of a calendar month, or if the term of this Lease terminates on a day other than the last day of a calendar month, then the Monthly Rent payable for such partial month shall be appropriately prorated on the basis of a thirty (30)-day month. Monthly Rent and the Additional Rent specified in Paragraph 7 shall he paid by Tenant to Landlord, in advance, without deduction, offset, prior notice or demand, in immediately available funds of lawful money of the United States of America, or by good check as described below, to the lockbox location designated by Landlord, or to such other person or at such other place as Landlord may from time to time designate in writing. Payments made by check must be drawn either on a California financial institution or on a financial institution that is a member of the federal reserve system. Notwithstanding the foregoing, Tenant shall pay to Landlord together with Tenant’s execution of this Lease an amount equal to the Monthly Rent payable for the first full calendar month of the Lease term after Tenant’s obligation to pay Monthly Rent shall have commenced hereunder, which amount shall be applied to the Monthly Rent first due and payable hereunder.

b. All amounts payable by Tenant to Landlord under this Lease, or otherwise payable in connection with Tenant’s occupancy of the Premises, in addition to the Monthly Rent hereunder and Additional Rent under Paragraph 7, shall constitute rent owed by Tenant to Landlord hereunder.

c. Any rent not paid by Tenant to Landlord when due shall bear interest from the date due to the date of payment by Tenant at an annual rate of interest (the “Interest Rate”) equal to the lesser of (i) twelve percent (12%) per annum or (ii) the maximum annual interest rate allowed by law on such due date for business loans (not primarily for personal, family or household purposes) not exempt from the usury law. Notwithstanding the foregoing, Landlord shall give Tenant notice of non-payment of rent when due and five (5) days after delivery of such notice to cure such non-payment once in each calendar year before assessing interest in such calendar year pursuant to this Paragraph 5.c. Failure by Tenant to pay rent when due, including any interest accrued under this subparagraph, shall constitute an Event of Default (as defined in Paragraph 25 below) giving rise to all the remedies afforded Landlord under this Lease and at law for nonpayment of rent.

d. No security or guaranty which may now or hereafter be furnished to Landlord for the payment of rent due hereunder or for the performance by Tenant of the other terms of this Lease shall in any way be a bar or defense to any of Landlord’s remedies under this Lease or at law.

e. Notwithstanding anything to the contrary in this Lease: (i) in no event may any rent under this Lease be based in whole or in part on the income or profits derived from the Premises, except for percentage rent based on gross (not net) receipts or sales; (ii) if the holder of a Superior Interest (as defined in Paragraph 21 below) succeeds to Landlord’s interest in the Lease (“Successor Landlord”) and the Successor Landlord is advised by its counsel that all or any portion of the rent payable under this Lease is or may be deemed to be “unrelated business income” within the meaning of the Internal Revenue Code or regulations issued thereunder, such Successor Landlord may, at its option, unilaterally amend the calculation of rent so that none of the rent payable to Landlord under the Lease will constitute “unrelated business income,” but the amendment will not increase Tenant’s payment obligations or other liability under this Lease or reduce the Landlord’s obligations under this Lease and (iii) upon the Successor Landlord’s request, Tenant shall execute any document such holder deems necessary to effect the foregoing amendment to this Lease.

6. Security Deposit. Upon execution of this Lease, Tenant shall pay to Landlord the Security Deposit specified in Paragraph 2.d. above as security for Tenant’s performance of all of Tenant’s covenants and obligations under this Lease; provided, however, that the Security Deposit is not an advance rent deposit or an advance payment of any other kind, nor a measure of Landlord’s damages upon Tenant’s default. Landlord shall not be required to segregate the Security Deposit from its other funds and no interest shall accrue or be payable to Tenant with respect thereto. Landlord may (but shall not be required to) use the Security Deposit or any portion thereof to cure any Event of Default or to compensate Landlord for any damage Landlord incurs as a result of Tenant’s failure to perform any of its covenants or obligations hereunder, it being understood that any use of the Security Deposit shall not constitute a bar or defense to any of Landlord’s remedies under this Lease or at law. In such event and upon written notice from Landlord to Tenant specifying the amount of the Security Deposit so utilized by Landlord and the particular purpose for which such amount was applied, Tenant shall immediately deposit with Landlord an amount sufficient to return the Security Deposit to the amount specified in Paragraph 2.d. Tenant’s failure to make such payment to Landlord within five (5) days of Landlord’s notice shall constitute an Event of Default. Within thirty (30) days after the expiration or termination of this Lease, Landlord shall return to Tenant the Security Deposit or the balance thereof then held by Landlord after application of the Security Deposit as permitted hereunder; provided, however, that in no event shall any such return be construed as an admission by Landlord that Tenant has performed all of its covenants and obligations hereunder. No holder of a Superior Interest (as defined in Paragraph 21 below), nor any purchaser at any judicial or private foreclosure sale of the Real Property or any portion thereof, shall be responsible to Tenant for the Security Deposit unless and only to the extent such holder or purchaser shall have actually received the same. Tenant hereby unconditionally and irrevocably waives the benefits and protections of California Civil Code Section 1950.7, and, without limitation of the scope of such waiver, acknowledges that Landlord may use all or any part of the Security Deposit to compensate Landlord for damages resulting from termination of this Lease and the tenancy created hereunder (including, without limitation, damages recoverable under California Civil Code Section 1951.2).

7. Additional Rent: Increases in Operating Expenses and Tax Expenses.

a. Operating Expenses. Tenant shall pay to Landlord, at the times hereinafter set forth, Tenant’s Share, as specified in Paragraph 2.e. above, of any increase in the Operating Expenses (as defined below) incurred by Landlord in each calendar year subsequent to the Base Year specified in Paragraph 2.f. above, over the Operating Expenses incurred by Landlord during the Base Year. The amounts payable under this Paragraph 7.a. and Paragraph 7.b. below are termed “Additional Rent” herein.

The term “Operating Expenses” shall mean the total costs and expenses incurred by Landlord in connection with the management, operation, maintenance, repair and ownership of the Real Property, including, without limitation, the following costs: (1) salaries, wages, bonuses and other compensation (including hospitalization, medical, surgical, retirement plan, pension plan, union dues, life insurance, including group life insurance, welfare and other fringe benefits, and vacation, holidays and other paid absence benefits) relating to employees of Landlord or its agents engaged in the operation, repair, or maintenance of the Real Property; (2) payroll, social security, workers’ compensation, unemployment and similar taxes with respect to such employees of Landlord or its agents, and the cost of providing disability or other benefits imposed by law or otherwise, with respect to such employees; (3) the cost of uniforms (including the cleaning, replacement and pressing thereof) provided to such employees; (4) premiums and other charges incurred by Landlord with respect to fire, other casualty, rent and liability insurance, any other insurance as is deemed necessary or advisable in the reasonable judgment of Landlord, or any insurance required by the holder of any Superior Interest (as defined in Paragraph 21 below), and, after the Base Year, costs of repairing an insured casualty to the extent of the deductible amount under the applicable insurance policy (provided, however, that if the cost of any such insurance for the Base Year is greater than the cost of such insurance in subsequent year(s) of the Lease term due to unusual increases or fluctuations in the rate or scope of such insurance in the Base Year and such unusual increases or fluctuations are not present in the applicable subsequent year(s), Operating Expenses for the Base Year may be adjusted, for purposes of determining the Operating Expenses payable by Tenant in the applicable subsequent year(s), to reflect what the cost of such insurance would have been in the Base Year had the normal rates and scope of service applied); (5) water charges and sewer rents or fees; (6) license, permit and inspection fees; (7) sales, use and excise taxes on goods and services purchased by Landlord in connection with the operation, maintenance or repair of the Real Property and Building systems and equipment; (8) telephone, telegraph, postage, stationery supplies and other expenses incurred in connection with the operation, maintenance, or repair of the Real Property; (9) reasonable management fees and expenses; (10) costs of repairs to and maintenance of the Real Property, including building systems and appurtenances thereto and normal repair and replacement of worn-out equipment, facilities and installations, but excluding the replacement of major building systems (except to the extent provided in (16) and (17) below), (11) fees and expenses for janitorial, window cleaning, guard, extermination, water treatment, rubbish removal, plumbing and other services and inspection or service contracts for elevator, electrical, mechanical, HVAC and other building equipment and systems or as may otherwise be necessary or proper for the operation, repair or maintenance of the Real Property (provided, however, that if the cost of any such service for the Base Year is greater than the cost of such service in subsequent year(s) of the Lease term due to unusual increases or fluctuations in the rate or scope of such service in the Base Year and such unusual increases or fluctuations are not present in the applicable subsequent year(s), Operating Expenses for the Base Year may be adjusted, for purposes of determining the Operating Expenses payable by Tenant in the applicable subsequent year(s), to reflect what the cost of such service would have been in the Base Year had the normal rates and scope of service applied); (12) costs of supplies, tools, materials, and equipment used in connection with the operation, maintenance or repair of the Real Property; (13) accounting, legal and other professional fees and expenses; (14) fees and expenses for painting the exterior or the public or common area of the Building and the cost of maintaining the sidewalks, landscaping and other common areas of the Real Property; (15) costs and expenses for electricity, chilled water, air conditioning, water for heating, gas, fuel, steam, heat, lights, power and other energy related utilities required in connection with the operation, maintenance and repair of the Real Property (provided, however, that if the cost of any energy related utility for the Base Year is greater than the cost of such utility in subsequent year(s) of the Lease term due to unusual increases or fluctuations in the rate for such utility in the Base Year and such unusual increases or fluctuations are not present in the applicable subsequent year(s), Operating Expenses for the Base Year may be adjusted, for purposes of determining the Operating Expenses payable by

Tenant in the applicable subsequent year(s), to reflect what the cost of such utility would have been in the Base Year had normal rates applied); (16) the cost of any capital improvements made by Landlord to the Real Property or capital assets acquired by Landlord after the Base Year in order to comply with any local, state or federal law, ordinance, rule, regulation, code or order of any governmental entity or insurance requirement (collectively, “Legal Requirement”) with which the Real Property was not required to comply during the Base Year, or to comply with any amendment or other change to the enactment or interpretation of any Legal Requirement from its enactment or interpretation during the Base Year; (17) the cost of any capital improvements made by Landlord to the Building or capital assets acquired by Landlord after the Base Year for the protection of the health and safety of the occupants of the Real Property or that are designed to reduce other Operating Expenses; (18) the cost of furniture, draperies, carpeting, landscaping and other customary and ordinary items of personal property (excluding paintings, sculptures and other works of art) provided by Landlord for use in common areas of the Building or the Real Property or in the Building office (to the extent that such Building office is dedicated to the operation and management of the Real Property); provided, however, that leasing or rental costs of a rotating or other art program for the common areas of the Building or the Real Property shall be included in Operating Expenses; (19) any expenses and costs resulting from substitution of work, labor, material or services in lieu of any of the above itemizations, or for any additional work, labor, services or material resulting from compliance with any Legal Requirement applicable to the Real Property or any parts thereof; and (20) Building office rent or rental value. If the Real Property is or becomes subject to any covenants, conditions or restrictions, reciprocal easement agreement, common area declaration or similar agreement, then Operating Expenses shall include all fees, costs and other expenses allocated to the Real Property under such agreement. With respect to the costs of items included in Operating Expenses under (16) and (17), such costs shall be amortized over a reasonable period, as reasonably determined by Landlord, together with interest on the unamortized balance at a rate per annum equal to three (3) percentage points over the six-month United States Treasury bill rate in effect at the time such item is constructed or acquired, or at such higher rate as may have been paid by Landlord on funds borrowed for the purpose of constructing or acquiring such item, but in either case not more than the maximum rate permitted by law at the time such item is constructed or acquired.

Operating Expenses shall not include the following: (i) depreciation on the Building or equipment or systems therein; (ii) debt service; (iii) rental under any ground or underlying lease; (iv) interest (except as expressly provided in this Paragraph 7.a.); (v) Tax Expenses (as defined in Paragraph 7.b. below); (vi) attorneys’ fees and expenses incurred in connection with lease negotiations with prospective Building tenants; (vii) the cost (including any amortization thereof) of any improvements or alterations which would be properly classified as capital expenditures according to generally accepted property management practices (except to the extent expressly included in Operating Expenses pursuant to this Paragraph 7.a.); (viii) the cost of decorating, improving for tenant occupancy, painting or redecorating portions of the Building to be demised to tenants; (ix) executive salaries; (x) advertising; (xi) real estate broker’s or other leasing commissions; (xii) bad debt reserves, rent reserves, capital replacement reserves or reserves for further Operating Expenses; (xiii) penalties or other costs incurred due to a violation by Landlord, as determined by written admission, stipulation, final judgment or arbitration award, of any of the terms and conditions of this Lease or any other lease relating to the Building, or of any Legal Requirement, except to the extent such costs reflect costs that would have been incurred by Landlord absent such violation; or (xiv) the cost of any abatement of Hazardous Materials (as defined in Paragraph 8.c. below), provided, however, Operating Expenses may include the costs attributable to those actions taken by Landlord in connection with the ordinary operation and maintenance of the Building, including costs incurred in removing limited amounts of Hazardous Materials from the Building or the Real Property when such removal is directly related to such ordinary maintenance and operation.

b. Tax Expenses. Tenant shall pay to Landlord as Additional Rent under this Lease, at the times hereinafter set forth, Tenant’s Share, as specified in Paragraph 2.e. above, of any increase in Tax Expenses (as defined below) incurred by Landlord in each calendar year subsequent to the Base Tax Year specified in Paragraph 2.f. above, over Tax Expenses incurred by Landlord during the Base Tax Year. Notwithstanding the foregoing, if any reassessment, reduction or recalculation of any item included in Tax Expenses during the term results in a reduction of Tax Expenses, then for purposes of calculating Tenant’s Share of increases in Tax Expenses from and after the calendar year in which such adjustment occurs, Tax Expenses for the Base Tax Year shall be adjusted to reflect such reduction.

The term “Tax Expenses” shall mean all taxes, assessments (whether general or special), excises, transit charges, housing fund assessments or other housing charges, improvement districts, levies or fees, ordinary or extraordinary, unforeseen as well as foreseen, of any kind, which are assessed, levied, charged, confirmed or imposed on the Real Property, on Landlord with respect to the Real Property, on the act of entering into leases of space in the Real Property, on the use or occupancy of the Real Property or any part thereof, with respect to services or utilities consumed in the use, occupancy or operation of the Real Property, on any improvements, fixtures and equipment and other personal property of Landlord located in the Real Property and used in connection with the operation of the Real Property, or on or measured by the rent payable under this Lease or in connection with the business of renting space in the Real Property, including, without limitation, any gross income tax or excise tax levied with respect to the receipt of such rent, by the United States of America, the State of California, the City and County of San Francisco, any political subdivision, public corporation, district or other political or public entity or public authority, and shall also include any other tax, fee or other excise, however described, which may be levied or assessed in lieu of, as a substitute (in whole or in part) for, or as an addition to, any other Tax Expense. Tax Expenses shall include reasonable attorneys’ and professional fees, costs and disbursements incurred in connection with proceedings to contest, determine or reduce Tax Expenses. If it shall not be lawful for Tenant to reimburse Landlord for any increase in Tax Expenses as defined herein, the Monthly Rent payable to Landlord prior to the imposition of such increases in Tax Expenses shall be increased to net Landlord the same net Monthly Rent after imposition of such increases in Tax Expenses as would have been received by Landlord prior to the imposition of such increases in Tax Expenses.

Tax Expenses shall not include income, franchise, transfer, inheritance or capital stock taxes, unless, due to a change in the method of taxation, any of such taxes is levied or assessed against Landlord in lieu of, as a substitute (in whole or in part) for, or as an addition to, any other charge which would otherwise constitute a Tax Expense. If any Tax Expenses are payable in installments, then for the purpose hereof (regardless of whether Landlord elects to pay same in installments) Tax Expenses for any calendar year occurring during the term shall include only those installments, together with interest, that would have become due if Landlord opted to pay same in the maximum number of installments permitted.

c. Adjustment for Occupancy Factor. Notwithstanding any other provision herein to the contrary, in the event the Building is not fully occupied during the Base Year or any calendar year during the term after the Base Year, an adjustment shall be made by Landlord in computing Operating Expenses for such year so that the Operating Expenses shall be computed for such year as though the Building had been fully occupied during such year. In addition, if any particular work or service includable in Operating Expenses is not furnished to a tenant who has undertaken to perform such work or service itself, Operating Expenses shall be deemed to be increased by an amount equal to the additional Operating Expenses which would have been incurred if Landlord had furnished such work or service to such tenant. The parties agree that statements in this Lease to the effect that Landlord is to perform certain of its obligations hereunder at its own or sole cost and expense shall not be interpreted as excluding any cost from Operating Expenses or Tax Expenses if such cost is an Operating Expense or Tax Expense pursuant to the terms of this Lease.

d. Intention Regarding Expense Pass-Through. It is the intention of Landlord and Tenant that the Monthly Rent paid to Landlord throughout the term of this Lease shall be absolutely net of all increases, respectively, in Tax Expenses and Operating Expenses over, respectively, Tax Expenses for the Base Tax Year and Operating Expenses for the Base Year, and the foregoing provisions of this Paragraph 7 are intended to so provide.

e. Notice and Payment. On or before the first day of each calendar year during the term hereof subsequent to the Base Year, or as soon as practicable thereafter, Landlord shall give to Tenant notice of Landlord’s estimate of the Additional Rent, if any, payable by Tenant pursuant to Paragraphs 7.a. and 7.b. for such calendar year subsequent to the Base Year. On or before the first day of each month during each such subsequent calendar year, Tenant shall pay to Landlord one-twelfth (1/12th) of the estimated Additional Rent; provided, however, that if Landlord’s notice is not given prior to the first day of any calendar year Tenant shall continue to pay Additional Rent on the basis of the prior year’s estimate until the month after Landlord’s notice is given. If at any time it appears to Landlord that the Additional Rent payable under Paragraphs 7.a. and/or 7.b. will vary from Landlord’s estimate by more than five percent (5%), Landlord may, by written notice to Tenant, revise its estimate for such year, and subsequent payments by Tenant for such year shall be based upon the revised estimate. On the first monthly payment date after any new estimate is delivered to Tenant, Tenant shall also pay any accrued cost increases, based on such new estimate.

f. Annual Accounting. Within one hundred fifty (150) days after the close of each calendar year subsequent to the Base Year, or as soon after such one hundred fifty (150) day period as practicable, Landlord shall deliver to Tenant a statement of the Additional Rent payable under Paragraphs 7.a. and 7.b. for such year and such statement shall be final and binding upon Landlord and Tenant (except that the Tax Expenses included in such statement may be modified by any subsequent adjustment or retroactive application of Tax Expenses affecting the calculation of such Tax Expenses). If the annual statement shows that Tenant’s payments of Additional Rent for such calendar year pursuant to Paragraph 7.e. above exceeded Tenant’s obligations for the calendar year, Landlord shall credit the excess to the next succeeding installments of estimated Additional Rent or, if none shall be due or if this Lease shall have expired, Landlord shall refund the excess to Tenant within thirty (30) days after delivery of such statement, provided that the excess shall have been determined within one (1) year of the expiration or earlier termination of this Lease and that Tenant shall have furnished Landlord with an address to which such refund may be sent. If the annual statement shows that Tenant’s payments of Additional Rent for such calendar year pursuant to Paragraph 7.e. above were less than Tenant’s obligation for the calendar year, Tenant shall pay the deficiency to Landlord within ten (10) days after delivery of such statement.

g. Proration for Partial Lease Year. If this Lease terminates on a day other than the last day of a calendar year, the Additional Rent payable by Tenant pursuant to this Paragraph 7 applicable to the calendar year in which this Lease terminates shall be prorated on the basis that the number of days from the commencement of such calendar year to and including such termination date bears to three hundred sixty (360).

8. Use of Premises; Compliance with Law.

a. Use of Premises. The Premises shall be used solely for general office purposes for the business of Tenant as described in Paragraph 2.g. above, or for any other general office use consistent with the operation of the Building as a first class high-rise office building in the San Francisco financial district, and for no other use or purpose.

Tenant shall not do or suffer or permit anything to be done in or about the Premises or the Real Property, nor bring or keep anything therein, which would in any way subject Landlord, Landlord’s agents or the holder of any Superior Interest (as defined in Paragraph 21) to any liability, increase the premium rate of or affect any fire, casualty, liability, rent or other insurance relating to the Real Property or any of the contents of the Building, or cause a cancellation of, or give rise to any defense by the insurer to any claim under, or conflict with, any policies for such insurance. If any act or omission of Tenant results in any such increase in premium rates, Tenant shall pay to Landlord upon demand the amount of such increase. Tenant shall not do or suffer or permit anything to be done in or about the Premises or the Real Property which will in any way obstruct or interfere with the rights of other tenants or occupants of the Building or injure them, or use or suffer or permit the Premises to be used for any immoral or unlawful purpose, nor shall Tenant cause, maintain, suffer or permit any nuisance in, on or about the Premises or the Real Property. Without limiting the foregoing, no loudspeakers or other similar device which can be heard outside the Premises shall, without the prior written approval of Landlord, be used in or about the Premises. Tenant shall not commit or suffer to be committed any waste in, to or about the Premises. Landlord may from time to time conduct fire and life safety training for tenants of the Building, including evacuation drills and similar procedures. Tenant agrees to participate in such activities as reasonably requested by Landlord.

Tenant agrees not to employ any person, entity or contractor for any work in the Premises (including moving Tenant’s equipment and furnishings in, out or around the Premises) whose presence may give rise to a labor or other disturbance in the Building and, if necessary to prevent such a disturbance in a particular situation, Landlord may require Tenant to employ union labor for the work.

b. Compliance with Law. Tenant shall not do or permit anything to be done in or about the Premises which will in any way conflict with any Legal Requirement (as defined in Paragraph 7.a.(l6) above) now in force or which may hereafter be enacted. Tenant, at its sole cost and expense, shall promptly comply with all such present and future Legal Requirements relating to the condition, use or occupancy of the Premises, and shall perform all work to the Premises or other portions of the Real Property required to effect such compliance (or, at Landlord’s election, Landlord may perform such work at Tenant’s cost). Notwithstanding the foregoing, however, Tenant shall not be required to perform any structural changes to the Premises or other portions of the Real Property unless such changes are required by reason of or triggered by (i) Tenant’s Alterations (as defined in Paragraph 9 below) (ii) Tenant’s particular use of the Premises (as opposed to Tenant’s use of the Premises for general office purposes in a normal and customary manner), (iii) Tenant’s particular employees or employment practices, or (iv) the construction of initial improvements to the Premises, if any. The judgment of any court of competent jurisdiction or the admission of Tenant in an action against Tenant, whether or not Landlord is a party thereto, that Tenant has violated any Legal Requirement shall be conclusive of that fact as between Landlord and Tenant. Tenant shall immediately furnish Landlord with any notices received from any insurance company or governmental agency or inspection bureau regarding any unsafe or unlawful conditions within the Premises or the violation of any Legal Requirement.

c. Hazardous Materials. Tenant shall not cause or permit the storage, use, generation, release (negligent release if the Hazardous Materials were not brought onto the Premises or the Real Property by a Tenant Party (as defined below)), handling or disposal

(collectively, “Handling”) of any Hazardous Materials (as defined below), in, on, or about the Premises or the Real Property by Tenant or any agents, employees, contractors, licensees, subtenants, customers, guests or invitees of Tenant (collectively with Tenant, “Tenant Parties”), except that Tenant shall be permitted to use normal quantities of office supplies or products (such as copier fluids or cleaning supplies) customarily used in the conduct of general business office activities (“Common Office Chemicals”), provided that the Handling of such Common Office Chemicals shall comply at all times with all Legal Requirements, including Hazardous Materials Laws (as defined below). Notwithstanding anything to the contrary contained herein, however, in no event shall Tenant permit any usage of Common Office Chemicals in a manner that may cause the Premises or the Real Property to be contaminated by any Hazardous Materials or in violation of any Hazardous Materials Laws. Tenant shall immediately advise Landlord in writing of (a) any and all enforcement, cleanup, remedial, removal, or other governmental or regulatory actions instituted, completed, or threatened pursuant to any Hazardous Materials Laws relating to any Hazardous Materials affecting the Premises; and (b) all claims made or threatened by any third party against Tenant, Landlord, the Premises or the Real Property relating to damage, contribution, cost recovery, compensation, loss, or injury resulting from any Hazardous Materials on or about the Premises. Without Landlord’s prior written consent, Tenant shall not take any remedial action or enter into any agreements or settlements in response to the presence of any Hazardous Materials in, on, or about the Premises. Tenant shall be solely responsible for and shall indemnify, defend and hold Landlord and all other Indemnitees (as defined in Paragraph 14.b. below), harmless from and against all Claims (as defined in Paragraph 14.b. below), arising out of or in connection with, or otherwise relating to (i) any Handling of Hazardous Materials by any Tenant Party or Tenant’s breach of its obligations hereunder, or (ii) any removal, cleanup, or restoration work and materials necessary to cause the Real Property or any other property of whatever nature located on the Real Property to be in compliance with applicable Hazardous Materials Laws to the extent the failure to be in compliance is the result of the Handling of Hazardous Materials by any Tenant Party, including such restoration work as shall be reasonably required to return the Real Property or such other property to their prior condition, to the extent reasonably feasible (but in any event as required to comply with applicable Hazardous Materials Laws). Tenant’s obligations under this paragraph shall survive the expiration or other termination of this Lease. For purposes of this Lease, “Hazardous Materials” means any explosive, radioactive materials, hazardous wastes, or hazardous substances, including without limitation asbestos containing materials, PCB’s, CFC’s, or substances defined as “hazardous substances” in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601-9657; the Hazardous Materials Transportation Act of 1975, 49 U.S.C. Section 1801-1812; the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section 6901-6987; or any other Legal Requirement regulating, relating to, or imposing liability or standards of conduct concerning any such materials or substances now or at any time hereafter in effect (collectively, “Hazardous Materials Laws”).

d. Applicability of Paragraph. The provisions of this Paragraph 8 are for the benefit of Landlord, the holder of any Superior Interest (as defined in Paragraph 21 below), and the other Indemnitees only and are not nor shall they be construed to be for the benefit of any tenant or occupant of the Building.

9. Alterations and Restoration.

a. Tenant shall not make or permit to be made any alterations, modifications, additions, decorations or improvements to the Premises, or any other work whatsoever that would directly or indirectly involve the penetration or removal (whether permanent or temporary) of, or require access through, in, under, or above any floor, wall or ceiling, or surface or covering thereof in the Premises (collectively, “Alterations”), except as expressly provided in this Paragraph 9. If Tenant desires any Alteration, Tenant must obtain Landlord’s prior written approval of such Alteration.

All Alterations shall be made at Tenant’s sole cost and expense (including the expense of complying with all present and future Legal Requirements, including those regarding asbestos, if applicable, and any other work required to be performed in other areas within or outside the Premises by reason of the Alterations). Tenant shall either (i) arrange for Landlord to perform the work on terms and conditions acceptable to Landlord and Tenant, each in its sole discretion or (ii) bid the project out to contractors approved by Landlord in writing in advance (which approval shall not be unreasonably withheld or delayed). Tenant shall provide Landlord with a copy of the information submitted to bidders at such time as the bidders receive their copy. Regardless of the contractors who perform the work pursuant to the above, Tenant shall pay Landlord on demand prior to or during the course of such construction an amount (the “Alteration Operations Fee”) equal to five percent (5%) of the total cost of the Alteration (and for purposes of calculating the Alteration Operations Fee, such cost shall include architectural and engineering fees, but shall not include permit fees) as compensation to Landlord for Landlord’s internal review of Tenant’s Plans and general oversight of the construction (which oversight shall be solely for the benefit of Landlord and shall in no event be a substitute for Tenant’s obligation to retain such project management or other services as shall be necessary to ensure that the work is performed properly and in accordance with the requirements of this Lease). Tenant shall also reimburse Landlord for Landlord’s expenses such as for electrical energy consumed in connection with the work, freight elevator operation, additional cleaning expenses, additional security services, fees and charges paid to third party architects, engineers and other consultants for review of the work and the plans and specifications with respect thereto and to monitor contractor compliance with Building construction requirements, and for other miscellaneous costs incurred by Landlord as result of the work.

All such work shall be performed diligently and in a first-class workmanlike manner and in accordance with plans and specifications approved by Landlord, and shall comply with all Legal Requirements and Landlord’s construction standards, procedures, conditions and requirements for the Building as in effect from time to time (including Landlord’s requirements relating to insurance and contractor qualifications). In no event shall Tenant employ any person, entity or contractor to perform work in the Premises whose presence may give rise to a labor or other disturbance in the Building. Default by Tenant in the payment of any sums agreed to be paid by Tenant for or in connection with an Alteration (regardless of whether such agreement is pursuant to this Paragraph 9 or separate instrument) shall entitle Landlord to all the same remedies as for non-payment of rent hereunder. Any Alterations, including without limitation, moveable partitions that are affixed to the Premises (but excluding moveable, free standing partitions) and all carpeting, shall at once become part of the Building and the property of Landlord. Tenant shall give Landlord not less than five (5) days prior written notice of the date the construction of the Alteration is to commence. Landlord may post and record an appropriate notice of nonresponsibility with respect to any Alteration and Tenant shall maintain any such notices posted by Landlord in or on the Premises.

b. At Landlord’s sole election any or all Alterations made for or by Tenant shall be removed by Tenant from the Premises at the expiration or sooner termination of this Lease and the Premises shall be restored by Tenant to their condition prior to the making of the Alterations, ordinary wear and tear excepted. The removal of the Alterations and the restoration of the Premises shall be performed by a general contractor selected by Tenant and approved by Landlord, in which event Tenant shall pay the general contractor’s fees and costs in connection with such work. Any separate work letter or other agreement which is hereafter entered into between Landlord and Tenant pertaining to Alterations shall be deemed to automatically incorporate the terms of this Lease without the necessity for further reference thereto. Tenant’s preceding removal and restoration obligations shall also apply to the items set forth on Exhibit D attached hereto, notwithstanding that the same were installed or performed by the prior tenant of the Premises prior to the commencement of the term of this Lease. Except as set forth on Exhibit D attached hereto, Tenant shall have no obligation to remove any alterations, additions or improvements existing in any portion of the Premises as of the commencement of the term of this Lease with respect thereto.

10. Repair. By taking possession of the Premises, Tenant agrees that the Premises are in good condition and repair. Tenant, at Tenant’s sole cost and expense, shall keep the Premises and every part thereof (including the interior walls and ceilings of the Premises, those portions of the Building systems located within and exclusively serving the Premises, and improvements and Alterations) in good condition and repair. Tenant waives all rights to make repairs at the expense of Landlord as provided by any Legal Requirement now or hereafter in effect. It is specifically understood and agreed that, except as specifically set forth in this Lease, Landlord has no obligation and has made no promises to alter, remodel, improve, repair, decorate or paint the Premises or any part thereof, and that no representations respecting the condition of the Premises or the Building have been made by Landlord to Tenant. Tenant hereby waives the provisions of California Civil Code Sections 1932(1), 1941 and 1942 and of any similar Legal Requirement now or hereafter in effect.

11. Abandonment. Tenant shall not abandon the Premises at any time during the term hereof. Tenant understands that if Tenant abandons the Premises, the risk of fire, other casualty and vandalism to the Premises and the Building will be increased. Accordingly, such action by Tenant shall constitute an Event of Default hereunder. Tenant’s mere vacating of the Premises during the term hereof shall not constitute an Event of Default under this Lease (including Paragraph 25.a.2. below) so long as Tenant continues to pay Monthly Rent, Additional Rent and all other sums due Landlord under this Lease, maintains the insurance coverage required pursuant to Paragraph 15 of this Lease and Tenant otherwise continues to perform its obligations under this Lease, and so long as Tenant provides Landlord with written notice of an alternate address for notices to Tenant under this Lease (other than the Premises) if such vacancy exceeds thirty (30) consecutive days. Upon the expiration or earlier termination of this Lease, or if Tenant abandons the Premises or surrenders all or any part of the Premises or is dispossessed of the Premises by process of law, or otherwise, any movable furniture, equipment, trade fixtures, or other personal property belonging to Tenant and left on the Premises shall at the option of Landlord be deemed to be abandoned and, whether or not the property is deemed abandoned, Landlord shall have the right to remove such property from the Premises and charge Tenant for the removal and any restoration of the Premises as provided in Paragraph 9. Landlord may charge Tenant for the storage of Tenant’s property left on the Premises at such rates as Landlord may from time to time reasonably determine, or, Landlord may, at its option, store Tenant’s property in a public warehouse at Tenant’s expense. Notwithstanding the foregoing, neither the provisions of this Paragraph 11 nor any other provision of this Lease shall impose upon Landlord any obligation to care for or preserve any of Tenant’s property left upon the Premises, and Tenant hereby waives and releases Landlord from any claim or liability in connection with the removal of such property from the Premises and the storage thereof and specifically waives the provisions of California Civil Code Section 1542 with respect to such release. Landlord’s action or inaction with regard to the provisions of this Paragraph 11 shall not be construed as a waiver of Landlord’s right to require Tenant to remove its property, restore any damage to the Premises and the Building caused by such removal, and make any restoration required pursuant to Paragraph 9 above.

12. Liens. Tenant shall not permit any mechanic’s, materialman’s or other liens arising out of work performed at the Premises by or on behalf of Tenant to be filed against the fee of the Real

Property nor against Tenant’s interest in the Premises. Landlord shall have the right to post and keep posted on the Premises any notices which it deems necessary for protection from such liens. If any such liens are filed, and not removed of record (by payment, bond or otherwise) within ten (10) Business Days after Tenant’s receipt of written notice thereof, Landlord may, without further notice to Tenant, without waiving its rights based on such breach by Tenant and without releasing Tenant from any obligations hereunder, pay and satisfy the same and in such event the sums so paid by Landlord shall be due and payable by Tenant immediately without notice or demand, with interest from the date paid by Landlord through the date Tenant pays Landlord, at the Interest Rate. Tenant agrees to indemnify, defend and hold Landlord and the other Indemnitees (as defined in Paragraph 14.b. below) harmless from and against any Claims (as defined in Paragraph 14.b. below) for mechanics’, materialmen’s or other liens in connection with any Alterations, repairs or any work performed, materials furnished or obligations incurred by or for Tenant.

13. Assignment and Subletting.

a. Landlord’s Consent. Landlord’s and Tenant’s agreement with regard to Tenant’s right to transfer all or part of its interest in the Premises is as expressly set forth in this Paragraph 13. Tenant agrees that, except upon Landlord’s prior written consent, which consent shall not (subject to Landlord’s rights under Paragraph 13.d. below) be unreasonably withheld and which consent shall be granted or denied within the period set forth in Section 13.d. below, neither this Lease nor all or any parts of the leasehold interest created hereby shall, directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, be assigned, mortgaged, pledged, encumbered or otherwise transferred by Tenant or Tenant’s legal representatives or successors in interest (collectively, an “assignment”) and neither the Premises nor any part thereof shall be sublet or be used or occupied for any purpose by anyone other than Tenant (collectively, a “sublease”). Any assignment or subletting without Landlord’s prior written consent shall, at Landlord’s option, be void and shall constitute an Event of Default entitling Landlord to terminate this Lease and to exercise all other remedies available to Landlord under this Lease and at law.

The parties hereto agree and acknowledge that, among other circumstances for which Landlord may reasonably withhold its consent to an assignment or sublease, it shall be reasonable for Landlord to withhold its consent where: (i) the assignment or subletting would materially increase the operating costs for the Building or the burden on the Building services, or generate material additional foot traffic, elevator usage or security concerns in the Building, or create a materially increased probability of the comfort and/or safety of Landlord and other tenants in the Building being compromised or reduced,. (ii) the space will be used for a school or training facility, an entertainment, sports or recreation facility, retail sales to the public (unless Tenant’s permitted use is retail sales), a personnel or employment agency, an office or facility of any governmental or quasi-governmental agency or authority, a place of public assembly (including without limitation a meeting center, theater or public forum), any use by or affiliation with a foreign government (including without limitation an embassy or consulate or similar office), or a facility for the provision of social, welfare or clinical health services or sleeping accommodations (whether temporary, daytime or overnight); (iii) the proposed assignee or subtenant is a prospective tenant of the Building with whom Landlord has entered into a letter of intent or exchanged an offer and counteroffer or similar correspondence (including a draft lease) within the preceding one hundred eighty (180) day period, or is a current tenant of the Building, and in each such case Landlord has or will have reasonably equivalent space available in the Building to meet such proposed assignee’s or subtenant’s requirements as set forth in the Sublease Notice; (iv) Landlord disapproves of the proposed assignee’s or subtenant’s reputation or creditworthiness; (v) Landlord determines that the character of the business that would be conducted by the proposed assignee or subtenant at the Premises, or the manner of conducting such business, would be inconsistent with the character of the Building as a first-

class office building; (vi) the proposed assignee or subtenant is an entity or related to an entity with whom Landlord or any affiliate of Landlord has had adverse dealings; (vii) the assignment or subletting may conflict with any exclusive uses granted to other tenants of the Real Property, or with the terms of any easement, covenant, condition or restriction, or other agreement affecting the Real Property; (viii) the assignment or subletting would involve a change in use from that expressly permitted under this Lease; (ix) Landlord reasonably determines that the proposed assignee may be unable to perform all of Tenant’s obligations under this Lease or the proposed subtenant may be unable to perform all of its obligations under the proposed sublease; or (x) as of the date Tenant requests Landlord’s consent or as of the date Landlord responds thereto, a breach or default by Tenant under this Lease shall have occurred and be continuing. Landlord’s foregoing rights and options shall continue throughout the entire term of this Lease.

For purposes of this Paragraph 13, the following events shall be deemed an assignment or sublease, as appropriate: (i) the issuance of equity interests (whether stock, partnership interests or otherwise) in Tenant or any subtenant or assignee, or any entity controlling any of them, to any person or group of related persons, in a single transaction or a series of related or unrelated transactions, such that, following such issuance, such person or group shall have Control (as defined below) of Tenant or any subtenant or assignee; provided, however, that original issuances of equity interests by the Tenant originally named in this Lease to financing parties (e.g., venture capitalists) shall be disregarded; (ii) a transfer of Control of Tenant or any subtenant or assignee, or any entity controlling any of them, in a single transaction or a series of related or unrelated transactions (including, without limitation, by consolidation, merger, acquisition or reorganization), except that the transfer of outstanding capital stock or other listed equity interests by persons or parties other than “insiders” within the meaning of the Securities Exchange Act of 1934, as amended, through the “over-the-counter” market or any recognized national or international securities exchange, shall not be included in determining whether Control has been transferred; (iii) a reduction of Tenant’s assets to the point that this Lease is substantially Tenant’s only asset; (iv) a change or conversion in the form of entity of Tenant, any subtenant or assignee, or any entity controlling any of them, which has the effect of limiting the liability of any of the partners, members or other owners of such entity, beyond the limitations on liability, if any, which existed prior to such change or conversion; or (v) the agreement by a third party to assume, take over, or reimburse Tenant for, any or all of Tenant’s obligations under this Lease, in order to induce Tenant to lease space with such third party. “Control” shall mean direct or indirect ownership of fifty percent (50%) or more of all of the voting stock of a corporation or fifty percent (50%) or more of the legal or equitable interest in any other business entity, or the power to direct the operations of any entity (by equity ownership, contract or otherwise).

If this Lease is assigned, whether or not in violation of the terms of this Lease, Landlord may collect rent from the assignee. If the Premises or any part thereof is sublet, Landlord may, upon an Event of Default by Tenant hereunder, collect rent from the subtenant. In either event, Landlord shall apply the amount collected from the assignee or subtenant to Tenant’s monetary obligations hereunder.

The consent by Landlord to an assignment or subletting hereunder shall not relieve Tenant or any assignee or subtenant from the requirement of obtaining Landlord’s express prior written consent to any other or further assignment or subletting. In no event shall any subtenant be permitted to assign its sublease or to further sublet all or any portion of its subleased premises without Landlord’s prior written consent, which consent may be withheld by Landlord it its sole and absolute discretion. Neither an assignment or subletting nor the collection of rent by Landlord from any person other than Tenant, nor the application of any such rent as provided in this Paragraph 13.a. shall be deemed a waiver of any of the provisions of this Paragraph 13.a. or release Tenant from its obligation to comply with the provisions of this Lease and Tenant shall remain fully and primarily liable for all of Tenant’s obligations under this Lease. I f Landlord approves of an assignment or subletting hereunder and this Lease contains any renewal options, expansion options, rights of first refusal, rights of first negotiation or any other rights or options pertaining to additional space in the Building, such rights and/or options shall not run to the subtenant or assignee, it being agreed by the parties hereto that any such rights and options are personal to the Tenant originally named herein and may not be transferred.

b. Processing Expenses. Tenant shall pay to Landlord, as Landlord’s cost of processing each proposed assignment or subletting, an amount equal to the sum of (i) Landlord’s reasonable attorneys’ and other professional fees, plus (ii) the sum of One Thousand Dollars ($l,000.00) for the cost of Landlord’s administrative, accounting and clerical time, (collectively, “Processing Costs”), and the amount of all direct and indirect costs and expenses incurred by Landlord arising from the assignee or sublessee taking occupancy of the subject space (including, without limitation, costs of freight elevator operation for moving of furnishings and trade fixtures, security service, janitorial and cleaning service, and rubbish removal service). Notwithstanding anything to the contrary herein, Landlord shall not be required to process any request for Landlord’s consent to an assignment or subletting until Tenant has paid to Landlord the amount of Landlord’s estimate of the Processing Costs and all other direct and indirect costs and expenses of Landlord and its agents arising from the assignee or subtenant taking occupancy.

c. Consideration to Landlord. In the event of any assignment or sublease, other than pursuant to Paragraph 13.h. below, Landlord shall be entitled to receive, as additional rent hereunder, fifty percent (50%) of any consideration (including, without limitation, payment for leasehold improvements) paid by the assignee or subtenant for the assignment or sublease and, in the case of a sublease, fifty percent (50%) of the excess of the amount of rent paid for the sublet space by the subtenant over the amount of Monthly Rent under Paragraph 5 above and Additional Rent under Paragraph 7 above attributable to the sublet space for the corresponding month; except that Tenant may recapture, on a straight line amortized basis (without interest) over the term of the sublease or assignment, any brokerage commissions paid by Tenant in connection with the subletting or assignment (not to exceed commissions typically paid in the market at the time of such subletting or assignment), reasonable attorneys fees in connection with the subletting or assignment, any improvement allowance paid by Tenant to the subtenant or assignee and any improvement costs incurred by Tenant specifically to prepare the space for such assignment or subletting (which costs shall exclude, without limitation, all costs of the Initial Alterations constructed pursuant to Paragraph 4 above, whether paid by Landlord or Tenant) (collectively the “Assignment or Subletting Costs”), provided that, as a condition to Tenant recapturing the Assignment or Subletting Costs, Tenant shall provide to Landlord, within ninety (90) days of Landlord’s execution of Landlord’s consent to the assignment or subletting, a detailed accounting of the Assignment or Subletting Costs and supporting documents, such as receipts and construction invoices. To effect the foregoing, Tenant shall deduct from the monthly amounts, received by Tenant from the subtenant or assignee as rent or consideration (i) the Monthly Rent and Additional Rent payable by Tenant to Landlord for the subject space for the corresponding month, and (ii) the incremental amount, on an amortized basis, of the Assignment or Subletting Costs, and fifty percent (50%) of the then remaining sum shall be paid promptly to Landlord. Upon Landlord’s request, Tenant shall assign to Landlord all amounts to be paid to Tenant by any such subtenant or assignee and that belong to Landlord and shall direct such subtenant or assignee to pay the same directly to Landlord. If there is more than one sublease under this Lease, the amounts (if any) to be paid by Tenant to Landlord pursuant to this Paragraph 13.c., shall be separately calculated for each sublease and amounts due Landlord with regard to any one sublease may not be offset against rental and other consideration pertaining to or due under any other sublease. Upon Landlord’s request, Tenant shall provide Landlord with a detailed written statement of all sums payable by the assignee or subtenant to Tenant so that Landlord can determine the total sums, if any, due from Tenant to Landlord under this Paragraph 13.c.

d. Procedures. If Tenant desires to assign this Lease or any interest therein or sublet all or part of the Premises, Tenant shall give Landlord written notice thereof and the terms proposed (the “Sublease Notice”), which Sublease Notice shall be accompanied by Tenant’s proposed assignment or sublease agreement (in which the proposed assignee or subtenant shall be named, shall be executed by Tenant and the proposed assignee or subtenant, and which agreement shall otherwise meet the requirements of Paragraph 13.e. below), together with a current financial statement of such proposed assignee or subtenant and any other information reasonably requested by Landlord. Landlord shall have the prior right and option (to be exercised by written notice to Tenant given within thirty (30) days after receipt of the Sublease Notice) (i) in the case of any proposed sublet, to sublet from Tenant any portion of the Premises proposed by Tenant to be sublet, for the term for which such portion is proposed to be sublet, but at the lesser of the proposed sublease rent or the same rent (including Additional Rent as provided for in Paragraph 7 above) as Tenant is required to pay to Landlord under this Lease for the same space, computed on a pro rata square footage basis; provided, however, that if the portion of the Premises proposed by Tenant to be sublet consists of space on more than one floor of the Building, Landlord may exercise (or not exercise) its sublet option under this clause (i) separately as to the proposed sublet space on each such floor, (ii) to terminate this Lease in its entirety (in the case of any proposed assignment) or, subject to the last sentence of this paragraph, as it pertains to the portion of the Premises so proposed by Tenant to be sublet (in the case of any proposed sublet); provided, however, that if the portion of the Premises proposed by Tenant to be sublet consists of space on more than one floor of the Building, Landlord may exercise (or not exercise) its termination option under this clause (ii) separately as to the proposed sublet space on each such floor, or (iii) to approve or reasonably disapprove the proposed assignment or sublease. If Landlord exercises its option in (i) above, then Landlord may, at Landlord’s sole cost, construct improvements in the subject space and, so long as the improvements are suitable for general office purposes, Landlord shall have no obligation to restore the subject space to its original condition following the termination of the sublease (and in no event shall Tenant have any removal or restoration obligation with respect to any improvements constructed in the subject space by Landlord). If Landlord fails to exercise any such option to sublet or to terminate, this shall not be construed as or constitute a waiver of any of the provisions of Paragraphs 13.a., b., c. or d. herein. If Landlord exercises any option to sublet or to terminate, any costs of demising the portion of the Premises affected by such subleasing or termination shall be borne by Tenant; provided, however, that if the Sublease Notice shall expressly impose such cost on the subtenant or assignee, as applicable, then Landlord (and any other subtenant or assignee proposed by Tenant for the applicable space if Landlord elects not to exercise its option in (i) or (ii) above), shall be required to pay such cost. In addition, Landlord shall have no liability for any real estate brokerage commission(s) or with respect to any of the costs and expenses that Tenant may have incurred in connection with its proposed assignment or subletting, and Tenant agrees to indemnity, defend and hold Landlord and all other Indemnitees harmless from and against any and all Claims (as defined in Paragraph 14.b. below), including, without limitation, claims for commissions, arising from such proposed assignment or subletting. Landlord’s foregoing rights and options shall continue throughout the entire term of this Lease. Notwithstanding the foregoing, in the case of a proposed sublet only, if Landlord exercises its option in clause (i) or (ii) above to sublet or terminate, respectively, by notice to Landlord within five (5) Business Days thereafter Tenant may rescind the Sublease Notice, and thereupon the Sublease Notice shall be deemed to have never been given and Landlord shall have no right to sublet or terminate the applicable space by reason thereof.

e. Documentation. No permitted assignment or subletting by Tenant shall be effective until there has been delivered to Landlord a fully executed counterpart of the assignment or sublease which expressly provides that (i) the assignee or subtenant may not further assign this Lease or the sublease, as applicable, or sublet the Premises or any portion thereof, without Landlord’s prior written consent (which, in the case of a further assignment proposed by an assignee of this Lease, shall not be unreasonably withheld, subject to Landlord’s rights under the provisions of this Paragraph 13, and in the case of a subtenant’s assignment of its sublease or further subletting of its subleased premises or any portion thereof, may be withheld in Landlord’s sole and absolute discretion), (ii) the assignee will comply with all of the provisions of this Lease, and Landlord may enforce the Lease provisions directly against such assignee, and subtenant shall not act or fail to act in a manner that would cause Tenant to be in default under this Lease, (iii) in the case of an assignment, the assignee assumes all of Tenant’s obligations under this Lease arising on or after the date of the assignment, and (iv) in the case of a sublease, the subtenant agrees to be and remain jointly and severally liable with Tenant for the payment of rent pertaining to the sublet space in the amount set forth in the sublease, and for the performance of all of the terms and provisions of this Lease applicable to the sublet space to the extent imposed upon the subtenant pursuant to the terms of the sublease. Further, each sublease shall contain the rent prohibition language set forth in Paragraph 13.f. below. In addition to the foregoing, no assignment or sublease by Tenant shall be effective until there has been delivered to Landlord a fully executed counterpart of Landlord’s consent to assignment or consent to sublease form. The failure or refusal of a subtenant or assignee to execute any such instrument shall not release or discharge the subtenant or assignee from its liability as set forth above. Notwithstanding the foregoing, however, no subtenant or assignee shall be permitted to occupy the Premises or any portion thereof unless and until such subtenant or assignee provides Landlord with certificates evidencing that such subtenant or assignee is carrying all insurance coverage required of such subtenant or assignee under this Lease.

f. Required Rent Prohibition Language. It shall be a condition to the approval of a sublease hereunder that the sublease include the following language: “Notwithstanding anything to the contrary in this Sublease: (i) in no event may any rent under this Sublease be based in whole or in part on the income or profits derived from the subleased premises, except for percentage rent based on gross (not net) receipts or sales; (ii) if the holder of a Superior Interest (as defined in Paragraph 21 of the Master Lease) succeeds to Landlord’s interest in the Master Lease (“Successor Landlord”) and the Successor Landlord is advised by its counsel that all or any portion of the rent payable under this Sublease is or may be deemed to be “unrelated business income” within the meaning of the Internal Revenue Code or regulations issued thereunder, such Successor Landlord may, at its option, unilaterally amend the calculation of rent under the Sublease so that none of the rent payable under the Sublease will constitute “unrelated business income,” but the amendment will not increase Subtenant’s payment obligations or other liability under the Sublease or reduce the Sublessor’s obligations under the Sublease and (iii) upon the Successor Landlord’s request, Tenant and Subtenant shall execute any document such holder deems necessary to effect the foregoing amendment to the Sublease.”

g. No Merger. Without limiting any of the provisions of this Paragraph 13, if Tenant has entered into any subleases of any portion of the Premises, the voluntary or other surrender of this Lease by Tenant, or a mutual cancellation by Landlord and Tenant, shall not work a merger, and shall, at the option of Landlord, terminate all or any existing subleases or subtenancies or, at the option of Landlord, operate as an assignment to Landlord of any or all such subleases or subtenancies. If Landlord does elect that such surrender or cancellation operate as an assignment of such subleases or subtenancies, Landlord shall in no way be liable for any previous act or omission by Tenant under the subleases or for the return of any deposit(s) under the subleases that have not been actually delivered to Landlord, nor shall Landlord be bound by any sublease modification(s) executed without Landlord’s consent or for any advance rental payment by the subtenant in excess of one month’s rent.

h. Affiliates. Notwithstanding anything to the contrary in Paragraphs 13.a., 13.c. and 13.d., but subject to Paragraphs 13.b., 13.e. and 13.f., Tenant may assign this Lease or sublet the Premises or any portion thereof, without Landlord’s consent, to any partnership, corporation or other entity that controls, is controlled by, or is under common control with Tenant or Tenant’s parent (control being defined for such purposes as ownership of at least fifty percent (50%) of the equity interests in, and the power to direct the management of, the relevant entity) or to any partnership, corporation or other entity resulting from a merger or consolidation with Tenant or Tenant’s parent, or to any person or entity that acquires substantially all the assets (including by means of a purchase of all or substantially all of Tenant’s stock) of Tenant as a going concern (collectively, an “Affiliate”), provided that (i) Landlord receives at least ten (10) days’ prior written notice of an assignment or subletting, together with evidence reasonably satisfactory to Landlord that the requirements of this Paragraph 13.g. have been met, (ii) the Affiliate’s net worth is not less than Tenant’s net worth immediately prior to the assignment or sublet (or series of transactions of which the same is a part) or as of the date of this Lease, whichever is greater, (iii) except in the case of an assignment where the assignor is dissolved as a matter of law following the series of transactions of which the assignment is a part and where such assignor makes sufficient reserves for contingent liabilities (including its obligations under this Lease) as required by applicable law, the Affiliate remains an Affiliate for the duration of the subletting or the balance of the term in the event of an assignment, (iv) the Affiliate assumes (in the event of an assignment) in writing all of Tenant’s obligations under this Lease, (v) Landlord receives a fully executed copy of an assignment or sublease agreement between Tenant and the Affiliate at least ten (10) days prior to the effective date of such assignment or sublease or, in the case of an assignment by merger or stock purchase, such later date (but no later than the effective date of the assignment) on which the assignment agreement (which assignment document may be the merger agreement or the stock purchase agreement if the assignment is effected by means thereof) is executed by the parties thereto, and (vi) the transaction is for legitimate business purposes unrelated to this Lease and the transaction is not a subterfuge by Tenant to avoid its obligations under this Lease or the restrictions on assignment and subletting contained herein.

14. Indemnification of Landlord.

a. Landlord and the holders of any Superior Interests (as defined in Paragraph 21 below) shall not be liable to Tenant and Tenant hereby waives all claims against such parties for any loss, injury or other damage to person or property in or about the Premises or the Real Property from any cause whatsoever, including without limitation, water leakage of any character from the roof, walls, basement, fire sprinklers, appliances, air conditioning, plumbing or other portion of the Premises or the Real Property, or gas, fire, explosion, falling plaster, steam, electricity, or any malfunction within the Premises or the Real Property, or acts of other tenants of the Building; provided, however, that, subject to Paragraph 16 below and to the provisions of Paragraph 28 below regarding exculpation of Landlord from Special Claims, the foregoing waiver shall be inapplicable to any loss, injury or damage to the extent resulting from Landlord’s negligence or willful misconduct. Tenant acknowledges that from time to time throughout the term of this Lease, construction work may be performed in and about the Building and the Real Property by Landlord, contractors of Landlord, or other tenants or their contractors, and that such construction work may result in noise and disruption to

Tenant’s business. In addition to and without limiting the foregoing waiver or any other provision of this Lease, Tenant agrees that Landlord shall not be liable for, and Tenant expressly waives and releases Landlord and the other Indemnitees (as defined in Paragraph 14.b. below) from any Claims (as defined in Paragraph 14.b. below), including without limitation, any and all consequential damages or interruption or loss of business, income or profits, or claims of actual or constructive eviction or for abatement of rental, arising or alleged to be arising as a result of any such construction activity. Landlord shall use its good faith efforts to minimize any such noise and disruption to Tenant’s business, and, in connection with any scheduled work undertaken by Landlord, Landlord shall endeavor to give Tenant prior notice of any such work that Landlord anticipates will materially disrupt Tenant’s business.

b. Subject to Paragraph 16 below, Tenant shall hold Landlord and the holders of any Superior Interest, and the constituent shareholders, partners or other owners thereof, and all of their agents, contractors, servants, officers, directors, employees and licensees (collectively with Landlord, the “Indemnitees”) harmless from and indemnify the Indenmitees against any and all claims, liabilities, damages, costs and expenses, including reasonable attorneys’ fees and costs incurred in defending against the same (collectively, “Claims”), to the extent arising from (a) the negligence or willful misconduct of Tenant or any other Tenant Parties (as defined in Paragraph 8.c. above) in, on or about the Real Property, or (b) any construction or other work undertaken by or on behalf of Tenant in, on or about the Premises, whether prior to or during the term of this Lease, or (c) any breach or Event of Default under this Lease by Tenant, or (d) any accident, injury or damage, howsoever and by whomsoever caused, to any person or property, occurring in the Premises; except to the extent such Claims are caused by the negligence or willful misconduct of Landlord or its authorized representatives. In case any action or proceeding be brought against any of the Indenmitees by reason of any such Claim, Tenant, upon notice from Landlord, covenants to resist and defend at Tenant’s sole expense such action or proceeding by counsel reasonably satisfactory to Landlord. The provisions of this Paragraph 14.b. shall survive the expiration or earlier termination of this Lease with respect to any injury, illness, death or damage occurring prior to such expiration or termination.

c. Subject to Paragraph 16 below and to the provisions of Paragraph 28 below regarding exculpation of Landlord from Special Claims, Landlord shall hold Tenant, and the constituent shareholders, partners or other owners thereof, and its agents, officers, directors, and employees (collectively with Tenant, the “Tenant Indemnitees”) harmless from and indemnify the Tenant Indemnitees against any and all Claims, to the extent arising from any injury or death of any person occurring in the common areas of the Building caused by the negligence or willful misconduct of Landlord or its agents or employees, except to the extent such Claims arise from the negligence or willful misconduct of Tenant or any Tenant Party. In case any action or proceeding be brought against any of the Tenant Indemnitees by reason of any such Claim, Landlord, upon notice from Tenant, covenants to resist and defend at Landlord’s sole expense such action or proceeding by counsel reasonably satisfactory to Tenant. The provisions of this Paragraph 14.d. shall survive the expiration or earlier termination of this Lease with respect to any injury or death occurring prior to such expiration or termination.

15. Insurance.

a. Tenant’s Insurance. Tenant shall, at Tenant’s expense, maintain during the term of this Lease (and, if Tenant occupies or conducts activities in or about the Premises prior to or after the term hereof, then also during such pre-term or post-term period): (i) commercial general liability insurance including contractual liability coverage, with minimum coverages of Two Million Dollars ($2,000,000.00) per occurrence combined single limit for bodily injury and property damage, Two Million Dollars ($2,000,000.00) for products-completed operations coverage, One Hundred Thousand Dollars ($100,000.00) fire legal liability, Two Million Dollars ($2,000,000.00) for personal and advertising injury, with a Three Million Dollars ($3,000,000.00) general aggregate limit, for injuries to, or illness or death of, persons and damage to property occurring in or about the Premises or otherwise resulting from Tenant’s operations in the Building, provided that the foregoing coverage amounts may be provided through any combination of primary and umbrella/excess coverage policies, (ii) property insurance protecting Tenant against loss or damage by fire and such other risks as are insurable under then-available standard forms of “special form” (previously known as “all risk”) insurance policies (excluding earthquake and flood but including water damage and earthquake sprinkler leakage), covering Tenant’s personal property and trade fixtures in or about the Premises or the Real Property, and any above Building standard Alterations installed in the Premises by or at the request of Tenant (including those installed by Landlord at Tenant’s request, whether prior or subsequent to the commencement of the Lease term), for the full replacement value thereof without deduction for depreciation; (iii) workers’ compensation insurance in statutory limits; (iv) at least three months’ coverage for loss of business income and continuing expenses, providing protection against any peril included within the classification “special form” insurance, excluding earthquake and flood but including water damage and earthquake sprinkler leakage; and (v) if Tenant operates owned, leased or non-owned vehicles on the Real Property, comprehensive automobile liability insurance with a minimum coverage of Two Million Dollars ($2,000,000.00) per occurrence, combined single limit; provided that the foregoing coverage amount may be provided through any combination of primary and umbrella/excess coverage policies. In no event shall any insurance maintained by Tenant hereunder or required to be maintained by Tenant hereunder be deemed to limit or satisfy Tenant’s indemnification or other obligations or liability under this Lease. Landlord reserves the right to increase the foregoing amount of liability coverage from time to time as Landlord reasonably determines is required to adequately protect Landlord and the other parties designated by Landlord from the matters insured thereby (provided, however, that Landlord makes no representation that the limits of liability required hereunder from time to time shall be adequate to protect Tenant), and to require that Tenant cause any of its contractors, vendors, movers or other parties conducting activities in or about or occupying the Premises to obtain and maintain insurance as reasonably determined by Landlord and as to which Landlord and such other parties designated by Landlord shall be additional insureds.

b. Policy Form. Each insurance policy required pursuant to Paragraph 15.a. above shall be issued by an insurance company authorized to do business in the State of California and with a general policyholders’ rating of “A-” or better and a financial size ranking of “Class VIII” or higher in the most recent edition of Best’s Insurance Guide. Each insurance policy shall provide that it may not be materially changed, cancelled or allowed to lapse unless thirty (30) days’ prior written notice to Landlord and any other insureds designated by Landlord is first given. If any of the above policies are subject to deductibles, the deductible amounts shall not exceed amounts approved in advance in writing by Landlord. The liability policies (including any umbrella/excess coverage policies) carried by Tenant pursuant to clauses (i) and (v) of Paragraph shall 15.a. above shall (i) name Landlord and all the other Indemnitees and any other parties designated by Landlord as additional insureds, (ii) provide that no act or omission of Tenant shall affect or limit the obligations of the insurer with respect to any other insured, and (iii) provide that the policy and the coverage provided shall be primary, that Landlord, although an additional insured, shall nevertheless be entitled to recovery under such policy for any damage to Landlord or the other Indemnitees by reason of acts or omissions of Tenant, and that any coverage carried by Landlord shall be noncontributory with respect to policies carried by Tenant. The property insurance policy carried by Tenant pursuant to clause (ii) of Paragraph 15.a. above shall include all waiver of subrogation rights endorsements necessary to effect the provisions of Paragraph 16 below. Each insurance policy required of Tenant pursuant to this Paragraph 15, or a certificate thereof, shall be delivered to Landlord by Tenant on or before the effective date of such policy and thereafter Tenant shall deliver to Landlord renewal policies or certificates at least thirty (30) days prior to the expiration dates of expiring policies. If Tenant fails to procure such insurance or to deliver such policies or certificates, Landlord may, at its option, procure the same for Tenant’s account, and the cost thereof shall be paid to Landlord by Tenant upon demand. Landlord may at any time, and from time to time, inspect and/or copy any and all insurance policies required by this Lease.

c. No Implication. Nothing in this Paragraph 15 shall be construed as creating or implying the existence of (i) any ownership by Tenant of any fixtures, additions, Alterations, or improvements in or to the Premises or (ii) any right on Tenant’s part to make any addition, Alteration or improvement in or to the Premises.

16. Mutual Waiver of Subrogation Rights. Each party hereto hereby releases the other respective party and, in the case of Tenant as the releasing party, the other Indemnitees, and the respective partners, shareholders, agents, employees, officers, directors and authorized representatives of such released party, from any claims such releasing party may have for damage to the Building, the Premises or any of such releasing party’s fixtures, personal property, improvements and alterations in or about the Premises, the Building or the Real Property that is caused by or results from risks insured against under any “special form” insurance policies actually carried by such releasing party or deemed to be carried by such releasing party; provided, however, that such waiver shall be limited to the extent of the net insurance proceeds payable by the relevant insurance company with respect to such loss or damage (or in the case of deemed coverage, the net proceeds that would have been payable). For purposes of this Paragraph 16, Tenant shall be deemed to be carrying any of the insurance policies required pursuant to Paragraph 15 but not actually carried by Tenant, and Landlord shall be deemed to carry standard fire and extended coverage policies on the Real Property. Each party hereto shall cause each such fire and extended coverage insurance policy obtained by it to provide that the insurance company waives all rights of recovery by way of subrogation against the other respective party and the other released parties in connection with any matter covered by such policy.

17. Utilities.

a. Basic Services. Landlord shall furnish the following utilities and services (“Basic Services”) for the Premises: (i) during the hours of 8 A.M. to 6 P.M. (“Business Hours”) Monday through Friday (except public holidays) (“Business Days”), electricity for Building standard lighting and power suitable for the use of the Premises for ordinary general office purposes, (ii) during Business Hours on Business Days, heat and air conditioning required in Landlord’s reasonable judgment for the comfortable use and occupancy of the Premises for ordinary general office purposes, (iii) unheated water for the restroom(s) in the public areas serving the Premises, (iv) elevator service to the floor(s) of the Premises by nonattended automatic elevators for general office pedestrian usage, and (v) on Business Days, janitorial services limited to emptying and removal of general office refuse, light vacuuming as needed and window washing as determined by Landlord. Notwithstanding the foregoing, however, Tenant may use water, heat, air conditioning, electric current, elevator and janitorial service in excess of that provided in Basic Services (“Excess Services,” which shall include without limitation any power usage other than through existing standard 110-volt AC outlets; electricity in excess of the lesser of that described in clause (i) above or clause

(ii) of Paragraph 17.c. below; electricity and/or water consumed by Tenant in connection with any dedicated or supplemental heating, ventilating and/or air conditioning, computer power, telecommunications and/or other special units or systems of Tenant; chilled, heated or condenser water; or water used for any purpose other than ordinary drinking and lavatory purposes), provided that the Excess Services desired by Tenant are reasonably available to Landlord and to the Premises (it being understood that in no event shall Landlord be obligated to make available to the Premises more than the pro rata share of the capacity of any Excess Service available to the Building or the applicable floor of the Building, as the case may be), and provided further that Tenant complies with the procedures established by Landlord from time to time for requesting and paying for such Excess Services and with all other provisions of this Paragraph 17. Landlord reserves the right to install in the Premises or the Real Property electric current and/or water meters (including, without limitation, any additional wiring, conduit or panel required therefor) to measure the electric current or water consumed by Tenant or to cause the usage to be measured by other reasonable methods (e.g., by temporary “check” meters or by survey).

b. Payment for Utilities and Services. The cost of Basic Services shall be included in Operating Expenses. In addition, Tenant shall pay to Landlord upon demand (i) the cost, at Landlord’s prevailing rate, of any Excess Services used by Tenant, (ii) the cost of installing, operating, maintaining or repairing any meter or other device used to measure Tenant’s consumption of utilities, (iii) the cost of installing, operating, maintaining or repairing any Temperature Balance Equipment (as defined in Paragraph 17.d. below) for the Premises and/or any equipment required in connection with any Excess Services requested by Tenant, and (iv) any cost otherwise incurred by Landlord in keeping account of or determining any Excess Services used by Tenant. Landlord’s failure to bill Tenant for any of the foregoing shall not waive Landlord’s right to bill Tenant for the same at a later time.

c. Utility Connections. Tenant shall not connect or use any apparatus or device in the Premises (i) using current in excess of 110 volts, or (ii) which would cause Tenant’s electrical demand load to exceed 1.0 watts per rentable square foot for overhead lighting or 2.0 watts per rentable square foot for convenience outlets, or (iii) which would exceed the capacity of the existing panel or transformer serving the Premises. Tenant shall not connect with electric current (except through existing outlets in the Premises or such additional outlets as may be installed in the Premises as part of initial improvements or Alterations approved by Landlord), or water pipes, any apparatus or device for the purpose of using electrical current or water.

Landlord will not permit additional coring or channeling of the floor of the Premises in order to install new electric outlets in the Premises unless Landlord is satisfied, on the basis of such information to be supplied by Tenant at Tenant’s expense, that coring and/or channeling of the floor in order to install such additional outlets will not weaken the structure of the floor.

d. Temperature Balance. If the temperature otherwise maintained in any portion of the Premises by the heating, air conditioning or ventilation system is affected as a result of (i) the type or quantity of any lights, machines or equipment (including without limitation typical office equipment) used by Tenant in the Premises, (ii) the occupancy of such portion of the Premises by more than one person per two hundred (200) square feet of rentable area therein, (iii) an electrical load for lighting or power in excess of the limits specified in Paragraph 17.c. above, or (iv) any rearrangement of partitioning or other improvements, then at Tenant’s sole cost, Landlord may install any equipment, or modify any existing equipment (including the standard air conditioning equipment) Landlord deems necessary to restore the temperature balance (such new equipment or modifications to existing equipment termed herein “Temperature Balance Equipment”). Tenant agrees to keep closed, when necessary, draperies and/or window treatments which, because of the sun’s position, must be closed to provide for the efficient operation of the air conditioning system, and Tenant agrees to cooperate with Landlord and to abide by the regulations and requirements which Landlord may prescribe for the proper functioning and protection of the heating, ventilating and air conditioning system. Landlord makes no representation to Tenant regarding the adequacy or fitness of the heating, air conditioning or ventilation equipment in the Building to maintain temperatures that may be required for, or because of, any computer or communications rooms, machine rooms, conference rooms or other areas of high concentration of personnel or electrical usage, or any other uses other than or in excess of the fractional horsepower normally required for office equipment, and Landlord shall have no liability for loss or damage suffered by Tenant or others in connection therewith.

e. Interruption of Services. Landlord’s obligation to provide utilities and services for the Premises are subject to the Rules and Regulations of the Building, applicable Legal Requirements (including the rules or actions of the public utility company furnishing the utility or service), and shutdowns for maintenance and repairs, for security purposes, or due to strikes, lockouts, labor disputes, fire or other casualty, acts of God, or other causes beyond the control of Landlord. In the event of an interruption in, or failure or inability to provide any service or utility for the Premises for any reason other than Landlord’s failure to comply with its financial obligations with respect thereto (e.g., Landlord’s failure to pay the provider of utility services to the Building), such interruption, failure or inability shall not constitute an eviction of Tenant, constructive or otherwise, or impose upon Landlord any liability whatsoever, including, but not limited to, liability for consequential damages or loss of business by Tenant, or entitle Tenant to any abatement or offset of Monthly Rent, Additional Rent or any other amounts due from Tenant under this Lease. Tenant hereby waives the provisions of California Civil Code Section 1932(1) or any other applicable existing or future Legal Requirement permitting the termination of this Lease due to such interruption, failure or inability.

f. Governmental Controls. In the event any governmental authority having jurisdiction over the Real Property or the Building promulgates or revises any Legal Requirement or building, fire or other code or imposes mandatory or voluntary controls or guidelines on Landlord or the Real Property or the Building relating to the use or conservation of energy or utilities or the reduction of automobile or other emissions (collectively, “Controls”) or in the event Landlord is required or elects to make alterations to the Real Property or the Building in order to comply with such mandatory or voluntary Controls, Landlord may, in its sole discretion, comply with such Controls or make such alterations to the Real Property or the Building related thereto. Such compliance and the making of such alterations shall not constitute an eviction of Tenant, constructive or otherwise, or impose upon Landlord any liability whatsoever, including, but not limited to, liability for consequential damages or loss of business by Tenant. In exercising its rights under this Section 13.f., Landlord shall use its good faith efforts to minimize any disruption to Tenant’s business, and, in connection with any scheduled work undertaken by Landlord, Landlord shall endeavor to give Tenant prior notice of any such work that Landlord anticipates will materially disrupt Tenant’s business.

18. Personal Property and Other Taxes. Tenant shall pay, at least ten (10) days before delinquency, any and all taxes, fees, charges or other governmental impositions levied or assessed against Landlord or Tenant (a) upon Tenant’s equipment, furniture, fixtures, improvements and other personal property (including carpeting installed by Tenant) located in the Premises, (b) by virtue of any

Alterations made by Tenant to the Premises, and (c) upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises. If any such fee, charge or other governmental imposition is paid by Landlord, Tenant shall reimburse Landlord for Landlord’s payment upon demand.

19. Rules and Regulations. Tenant shall comply with the rules and regulations set forth on Exhibit B attached hereto, as such rules and regulations may be modified or amended by Landlord from time to time (the “Rules and Regulations”). Landlord shall not be responsible to Tenant for the nonperformance or noncompliance by any other tenant or occupant of the Building of or with any of the Rules and Regulations, but Landlord shall not enforce the Rules and Regulations in a discriminatory manner. In the event of any conflict between the Rules and Regulations and the balance of this Lease, the balance of this Lease shall control.

20. Surrender; Holding Over.

a. Surrender. Upon the expiration or other termination of this Lease, Tenant shall surrender the Premises to Landlord vacant and broom-clean, with all improvements and Alterations (except as provided below) in their original condition, except for reasonable wear and tear, damage from casualty or condemnation and any changes resulting from approved Alterations; provided, however, that prior to the expiration or termination of this Lease Tenant shall remove from the Premises any Alterations that Tenant is required by Landlord to remove under the provisions of this Lease, and all of Tenant’s personal property (including, without limitation, all voice and data cabling) and trade fixtures, and, at Landlord’s sole election, any other improvements, whether installed by Landlord or Tenant, that are of a type or quantity that would not be installed by or for a typical tenant using space for general office purposes, or are otherwise nonstandard. If such removal is not completed at the expiration or other termination of this Lease, Landlord may remove the same at Tenant’s expense. Any damage to the Premises or the Building caused by such removal shall be repaired promptly by Tenant (including the patching or repairing of ceilings and walls) or, if Tenant fails to do so, Landlord may do so at Tenant’s expense. The removal of Alterations from the Premises shall be governed by Paragraph 9 above. Tenant’s obligations under this paragraph shall survive the expiration or other termination of this Lease. Upon expiration or termination of this Lease or of Tenant’s possession, Tenant shall surrender all keys to the Premises or any other part of the Building and shall make known to Landlord the combination of locks on all safes, cabinets and vaults that may be located in the Premises.

b. Holding Over. If Tenant remains in possession of the Premises after the expiration or earlier termination of this Lease with the express written consent of Landlord, Tenant’s occupancy shall be a month-to-month tenancy at a rent agreed upon by Landlord and Tenant, but in no event less than the greater of (i) one hundred fifty percent (150%) of the Monthly Rent and Additional Rent payable under this Lease during the last full month prior to the date of the expiration of this Lease or (ii) the then fair market rental (as reasonably determined by Landlord) for the Premises. Except as provided in the preceding sentence, the month-to-month tenancy shall be on the terms and conditions of this Lease, except that any renewal options, expansion options, rights of first refusal, rights of first negotiation or any other rights or options pertaining to additional space in the Building contained in this Lease shall be deemed to have terminated and shall be inapplicable thereto. Landlord’s acceptance of rent after such holding over with Landlord’s written consent shall not result in any other tenancy or in a renewal of the original term of this Lease. If Tenant remains in possession of the Premises after the expiration or earlier termination of this Lease without Landlord’s consent, Tenant’s continued possession shall be on the basis of a tenancy at sufferance and Tenant shall pay as Monthly Rent during the holdover period an amount equal to the greater of (i) one hundred fifty percent (150%) of the fair market rental (as reasonably determined by Landlord) for the Premises or (ii) two hundred percent (200%) of the Monthly Rent and Additional Rent payable under this Lease for the last full month prior to the date of such expiration or termination.

c. Indemnification. Tenant shall indemnify, defend and hold Landlord harmless from and against all Claims incurred by or asserted against Landlord and arising directly or indirectly from Tenant’s failure to timely surrender the Premises, including but not limited to (i) any rent payable by or any loss, cost, or damages, including lost profits, claimed by any prospective tenant of the Premises or any portion thereof, and (ii) Landlord’s damages as a result of such prospective tenant rescinding or refusing to enter into the prospective lease of the Premises or any portion thereof by reason of such failure to timely surrender the Premises.

21. Subordination and Attornment. This Lease is expressly made subject and subordinate to any mortgage, deed of trust, ground lease, underlying lease or like encumbrance affecting any part of the Real Property or any interest of Landlord therein which is now existing or hereafter executed or recorded, any present or future modification, amendment or supplement to any of the foregoing, and to any advances made thereunder (any of the foregoing being a “Superior Interest”) without the necessity of any further documentation evidencing such subordination. Notwithstanding the foregoing, Tenant shall, within ten (10) days after Landlord’s request, execute and deliver to Landlord a document evidencing the subordination of this Lease to a particular Superior Interest. Tenant hereby irrevocably appoints Landlord as Tenant’s attorney-in-fact to execute and deliver any such instrument in the name of Tenant if Tenant fails to do so within such time. If the interest of Landlord in the Real Property or the Building is transferred to any person (“Purchaser”) pursuant to or in lieu of foreclosure or other proceedings for enforcement of any Superior Interest, Tenant shall immediately attorn to the Purchaser, and this Lease shall continue in full force and effect as a direct lease between the Purchaser and Tenant on the terms and conditions set forth herein, provided that Purchaser acquires and accepts the Real Property or the Building subject to this Lease. Upon Purchaser’s request, including any such request made by reason of the termination of this Lease as a result of such foreclosure or other proceedings, Tenant shall enter in to a new lease with Purchaser on the terms and conditions of this Lease applicable to the remainder of the term hereof. Notwithstanding the subordination of this Lease to Superior Interests as set forth above, the holder of any Superior Interest may at any time (including as part of foreclosure or other proceedings for enforcement of such Superior Interest), upon written notice to Tenant, elect to have this Lease be prior and superior to such Superior Interest.

22. Financing Condition. If any lender or ground lessor that intends to acquire an interest in, or holds a mortgage, ground lease or deed of trust encumbering any portion of the Real Property should require either the execution by Tenant of an agreement requiring Tenant to send such lender written notice of any default by Landlord under this Lease, giving such lender the right to cure such default until such lender has completed foreclosure, and preventing Tenant from terminating this Lease (to the extent such termination right would otherwise be available) unless such default remains uncured after foreclosure has been completed, and/or any modification of the agreements, covenants, conditions or provisions of this Lease, then Tenant agrees that it shall, within ten (10) days after Landlord’s request, execute and deliver such agreement and modify this Lease as required by such lender or ground lessor; provided, however, that no such modification shall affect the length of the term or increase the rent payable by Tenant under Paragraphs 5 and 7 or otherwise materially adversely affect Tenant’s rights or materially increase Tenant’s obligations (other than notice requirements and other similar ministerial obligations). Tenant acknowledges and agrees that its failure to timely execute any such agreement or modification required by such lender or ground lessor may cause Landlord serious financial damage by causing the failure of a financing transaction and giving Landlord all of its rights and remedies under Paragraph 25 below, including its right to damages caused by the loss of such financing.

23. Entry by Landlord. Landlord may, at any and all reasonable times and upon reasonable advance written notice (provided that no advance notice need be given if an emergency (as determined by Landlord in its good faith judgment) necessitates an immediate entry or prior to entry to provide routine janitorial services), enter the Premises to (a) inspect the same and to determine whether Tenant is in compliance with its obligations hereunder, (b) supply janitorial and any other service Landlord is required to provide hereunder, (c) show the Premises to prospective lenders, purchasers or tenants, (d) post notices of nonresponsibility, and (e) alter, improve or repair the Premises or any other portion of the Real Property. In connection with any such alteration, improvement or repair, Landlord may erect in the Premises or elsewhere in the Real Property scaffolding and other structures reasonably required for the work to be performed. In no event shall such entry or work entitle Tenant to an abatement of rent, constitute an eviction of Tenant, constructive or otherwise, or impose upon Landlord any liability whatsoever, including but not limited to liability for consequential damages or loss of business or profits by Tenant, Landlord shall use good faith efforts to cause all such work to be done in such a manner as to cause as little interference to Tenant as reasonably possible without incurring substantial additional expense. Landlord shall at all times retain a key with which to unlock all of the doors in the Premises, except Tenant’s vaults and safes. If an emergency necessitates immediate access to the Premises, Landlord may use whatever force is necessary to enter the Premises and any such entry to the Premises shall not constitute a forcible or unlawful entry into the Premises, a detainer of the Premises, or an eviction of Tenant from the Premises, or any portion thereof.

24. Insolvency or Bankruptcy. The occurrence of any of the following shall constitute an Event of Default under Paragraph 25 below:

a. Tenant ceases doing business as a going concern, makes an assignment for the benefit of creditors, is adjudicated an insolvent, files a petition (or files an answer admitting the material allegations of such petition) seeking for Tenant any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar arrangement under any state or federal bankruptcy or other law, or Tenant consents to or acquiesces in the appointment, pursuant to any state or federal bankruptcy or other law, of a trustee, receiver or liquidator for the Premises, for Tenant or for all or any substantial part of Tenant’s assets; or

b. Tenant fails within sixty (60) days after the commencement of any proceedings against Tenant seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any state or federal bankruptcy or other Legal Requirement, to have such proceedings dismissed, or Tenant fails, within sixty (60) days after an appointment pursuant to any state or federal bankruptcy or other Legal Requirement without Tenant’s consent or acquiescence, of any trustee, receiver or liquidator for the Premises, for Tenant or for all or any substantial part of Tenant’s assets, to have such appointment vacated; or

c. Tenant is unable, or admits in writing its inability, to pay its debts as they mature; or

d. Tenant gives notice to any governmental body of its insolvency or pending insolvency, or of its suspension or pending suspension of operations.

In no event shall this Lease be assigned or assignable by reason of any voluntary or involuntary bankruptcy, insolvency or reorganization proceedings, nor shall any rights or privileges hereunder be an asset of Tenant, the trustee, debtor-in-possession, or the debtor’s estate in any bankruptcy, insolvency or reorganization proceedings.

25. Default and Remedies.

a. Events of Default. The occurrence of any of the following shall constitute an “Event of Default” by Tenant:

1. Tenant fails to pay when due Monthly Rent, Additional Rent or any other rent due hereunder and such failure continues for three (3) Business Days after written notice thereof from Landlord to Tenant, except that Landlord shall only be required to give one (1) such notice in any calendar year, and after such notice is given any failure by Tenant in such calendar year to pay Monthly Rent, Additional Rent or any other rent due hereunder when due shall itself constitute an Event of Default, without the requirement of notice from Landlord of such failure; or

2. Tenant abandons the Premises within the meaning of California Civil Code Section 1951.3; or

3. Tenant fails to deliver any estoppel certificate pursuant to Paragraph 29 below, subordination agreement pursuant to Paragraph 21 above, or document required pursuant to Paragraph 22 above, within the applicable period set forth therein; or

4. Tenant violates the bankruptcy and insolvency provisions of Paragraph 24 above; or

5. Tenant makes or has made or furnishes or has furnished any warranty, representation or statement to Landlord in connection with this Lease, or any other agreement made by Tenant for the benefit of Landlord, which is or was false or misleading in any material respect when made or furnished; or

6. Tenant assigns this Lease or subleases any portion of the Premises in violation of Paragraph 13 above; or

7. The default by any guarantor of Tenant’s obligations under this Lease of any provision of such guarantor’s guaranty, or the attempted repudiation or revocation of any such guaranty or any provision thereof by such guarantor, or the application of items 4 or 5 above of this Paragraph 25.a. with the reference to “Tenant” therein being deemed to refer instead to such guarantor; or

8. A default by Tenant occurs under any other lease between Tenant and Landlord or any affiliate of Landlord, and Tenant fails to cure such default within the applicable period set forth therein; or

9. Tenant fails to comply with any other provision of this Lease in the manner and within the time required.

b. Remedies. Upon the occurrence of an Event of Default Landlord shall have the following remedies, which shall not be exclusive but shall be cumulative and shall be in addition to any other remedies now or hereafter allowed by law:

1. Landlord may terminate Tenant’s right to possession of the Premises at any time by written notice to Tenant. Tenant expressly acknowledges that in the absence of such written notice from Landlord, no other act of Landlord, including, but not limited to, its re-entry into the Premises, its efforts to relet the Premises, its reletting of the Premises for Tenant’s account, its storage of Tenant’s personal property and trade fixtures, its acceptance of keys to the Premises from Tenant, its appointment of a receiver, or its exercise of any other rights and remedies under this Paragraph 25 or otherwise at law, shall constitute an acceptance of Tenant’s surrender of the Premises or constitute a termination of this Lease or of Tenant’s right to possession of the Premises.

Upon such termination in writing of Tenant’s right to possession of the Premises, this Lease shall terminate and Landlord shall be entitled to recover damages from Tenant as provided in California Civil Code Section 1951.2 or any other applicable existing or future Legal Requirement providing for recovery of damages for such breach, including but not limited to the following:

(i) The reasonable cost of recovering the Premises; plus

(ii) The reasonable cost of removing Tenant’s Alterations, trade fixtures and improvements; plus

(iii) All unpaid rent due or earned hereunder prior to the date of termination, less the proceeds of any reletting or any rental received from subtenants prior to the date of termination applied as provided in Paragraph 25.b.2. below, together with interest at the Interest Rate, on such sums from the date such rent is due and payable until the date of the award of damages; plus

(iv) The amount by which the rent which would be payable by Tenant hereunder, including Additional Rent under Paragraph 7 above, as reasonably estimated by Landlord, from the date of termination until the date of the award of damages, exceeds the amount of such rental loss as Tenant proves could have been reasonably avoided, together with interest at the Interest Rate on such sums from the date such rent is due and payable until the date of the award of damages; plus

(v) The amount by which the rent which would be payable by Tenant hereunder, including Additional Rent under Paragraph 7 above, as reasonably estimated by Landlord, for the remainder of the then term, after the date of the award of damages exceeds the amount such rental loss as Tenant proves could have been reasonably avoided, discounted at the discount rate published by the Federal Reserve Bank of San Francisco for member banks at the time of the award plus one percent (1%); plus

(vi) Such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law, including without limitation any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom.

2. Landlord has the remedy described in California Civil Code Section 1951.4 (a landlord may continue the lease in effect after the tenant’s breach and abandonment and recover rent as it becomes due, if the tenant has the right to sublet and assign subject only to reasonable limitations), and may continue this Lease in full force and effect and may enforce all of its rights and remedies under this Lease, including, but not limited to, the right to recover rent as it becomes due. After the occurrence of an Event of Default, Landlord may enter the Premises without terminating this Lease and sublet all or any part of the Premises for Tenant’s account to any person, for such term (which may be a period beyond the remaining term of this Lease), at such rents and on such other terms and conditions as Landlord deems advisable. In the event of any such subletting, rents received by Landlord from such subletting shall be applied (i) first, to the payment of the costs of maintaining, preserving, altering and preparing the Premises for subletting, the other costs of subletting, including but not limited to brokers’ commissions, attorneys’ fees and expenses of removal of Tenant’s personal property, trade fixtures and Alterations; (ii) second, to the payment of rent then due and payable hereunder; (iii) third, to the payment of future rent as the same may become due and payable hereunder; (iv) fourth, the balance, if any, shall be paid to Tenant upon (but not before) expiration of the term of this Lease. If the rents received by Landlord from such subletting, after application as provided above, are insufficient in any month to pay the rent due and payable hereunder for such month, Tenant shall pay such deficiency to Landlord monthly upon demand. Notwithstanding any such subletting for Tenant’s account without termination, Landlord may at any time thereafter, by written notice to Tenant, elect to terminate this Lease by virtue of a previous Event of Default.

During the continuance of an Event of Default, for so long as Landlord does not terminate Tenant’s right to possession of the Premises and subject to Paragraph 13, entitled Assignment and Subletting, and the options granted to Landlord thereunder, Landlord shall not unreasonably withhold its consent to an assignment or sublease of Tenant’s interest in the Premises or in this Lease.

3. During the continuance of an Event of Default, Landlord may enter the Premises without terminating this Lease and remove all Tenant’s personal property, Alterations and trade fixtures from the Premises and store them at Tenant’s risk and expense. If Landlord removes such property from the Premises and stores it at Tenant’s risk and expense, and if Tenant fails to pay the cost of such removal and storage after written demand therefor and/or to pay any rent then due, then after the property has been stored for a period of thirty (30) days or more Landlord may sell such property at public or private sale, in the manner and at such times and places as Landlord deems commercially reasonable following reasonable notice to Tenant of the time and place of such sale. The proceeds of any such sale shall be applied first to the payment of the expenses for removal and storage of the property, the preparation for and the conducting of such sale, and for attorneys’ fees and other legal expenses incurred by Landlord in connection therewith, and the balance shall be applied as provided in Paragraph 25.b.2. above.

Tenant hereby waives all claims for damages that may be caused by Landlord’s reentering and taking possession of the Premises or removing and storing Tenant’s personal property pursuant to this Paragraph 25, and Tenant shall indemnify, defend and hold Landlord harmless from and against any and all Claims resulting from any such act. No reentry by Landlord shall constitute or be construed as a forcible entry by Landlord.

4. Landlord may require Tenant to remove any and all Alterations from the Premises or, if Tenant fails to do so within ten (10) days after Landlord’s request, Landlord may do so at Tenant’s expense.

5. Landlord may cure the Event of Default at Tenant’s expense, it being understood that such performance shall not waive or cure the subject Event of Default. If Landlord pays any sum or incurs any expense in curing the Event of Default, Tenant shall reimburse Landlord upon demand for the amount of such payment or expense with interest at the Interest Rate from the date the sum is paid or the expense is incurred until Landlord is reimbursed by Tenant. Any amount due Landlord under this subsection shall constitute additional rent hereunder.

c. Waiver of Redemption. Tenant hereby waives, for itself and all persons claiming by and under Tenant, all rights and privileges which it might have under any present or future Legal Requirement to redeem the Premises or to continue this Lease after being dispossessed or ejected from the Premises.

26. Damage or Destruction. If all or any part of the Premises or any material portion of the balance of the Real Property is damaged by fire or other casualty, and the damage can, in Landlord’s reasonable opinion, be repaired within sixty (60) days of the damage, then Landlord shall repair the damage and this Lease shall remain in full force and effect. If the repairs cannot, in Landlord’s opinion, be made within the sixty (60)-day period, Landlord at its option exercised by written notice to Tenant within the sixty (60)-day period, shall either (a) repair the damage, in which event this Lease shall continue in full force and effect, or (b) terminate this Lease as of the date specified by Landlord in the notice, which date shall be not less than thirty (30) days nor more than sixty (60) days after the date such notice is given, and this Lease shall terminate on the date specified in the notice. Notwithstanding the foregoing, Landlord shall not be obligated to repair or replace any of Tenant’s movable furniture, equipment, trade fixtures, and other personal property, nor any above Building standard Alterations installed in the Premises by or at the request of Tenant (including those installed by Landlord at Tenant’s request, whether prior or subsequent to the commencement of the Lease term), and no damage to any of the foregoing shall entitle Tenant to any abatement, and Tenant shall, at Tenant’s sole cost and expense, repair and replace such items. All such repair and replacement of above Building standard Alterations by Tenant shall be constructed in accordance with Paragraph 9 above regarding Alterations.

If the fire or other casualty damages the Premises or the common areas of the Real Property necessary for Tenant’s use and occupancy of the Premises, Tenant ceases to use any portion of the Premises as a result of such damage, and the damage does not result from the negligence or willful misconduct of Tenant or any other Tenant Parties, then during the period the Premises or portion thereof are rendered unusable by such damage and repair, Tenant’s Monthly Rent and Additional Rent under Paragraphs 5 and 7 above shall be proportionately reduced based upon the extent to which the damage and repair prevents Tenant from conducting, and Tenant does not conduct, its business at the Premises.

A total destruction of the Building shall automatically terminate this Lease. In no event shall Tenant be entitled to any compensation or damages from Landlord for loss of use of the whole or any part of the Premises or for any inconvenience occasioned by any such destruction, rebuilding or restoration of the Premises, the Building or access thereto, except for the rent abatement expressly provided above. Tenant hereby waives California Civil Code Sections 1932(2) and 1933(4), providing for termination of hiring upon destruction of the thing hired and Sections 1941 and 1942, providing for repairs to and of premises.

27. Eminent Domain.

a. If all or any part of the Premises is taken by any public or quasi-public authority under the power of eminent domain, or any agreement in lieu thereof (a “taking”), this Lease shall terminate as to the portion of the Premises taken effective as of the date of taking. If only a portion of the Premises is taken, Landlord or Tenant may terminate this Lease as to the remainder of the Premises upon written notice to the other party within ninety (90) days after the taking; provided, however, that Tenant’s right to terminate this Lease is conditioned upon the remaining portion of the Premises being of such size or configuration that such remaining portion of the Premises is unusable or uneconomical for Tenant’s business. Landlord shall be entitled to all compensation, damages, income, rent awards and interest thereon whatsoever which may be paid or made in connection with any taking and Tenant shall have no claim against Landlord or any governmental authority for the value of any unexpired term of this Lease or of any of the improvements or Alterations in the Premises; provided, however, that the foregoing shall not prohibit Tenant from prosecuting a separate claim against the taking authority for an amount separately designated for Tenant’s relocation expenses or the interruption of or damage to Tenant’s business or as compensation for Tenant’s personal property, trade fixtures, Alterations or other improvements paid for by Tenant so long as any award to Tenant will not reduce the award to Landlord.

In the event of a partial taking of the Premises which does not result in a termination of this Lease, the Monthly Rent and Additional Rent under Paragraphs 5 and 7 hereunder shall be equitably reduced. If all or any material part of the Real Property other than the Premises is taken, Landlord may terminate this Lease upon written notice to Tenant given within ninety (90) days after the date of taking.

b. Notwithstanding the foregoing, if all or any portion of the Premises is taken for a period of time of one (1) year or less ending prior to the end of the term of this Lease, this Lease shall remain in full force and effect and Tenant shall continue to pay all rent and to perform all of its obligations under this Lease; provided, however, that Tenant shall be entitled to all compensation, damages, income, rent awards and interest thereon that is paid or made in connection with such temporary taking of the Premises (or portion thereof), except that any such compensation in excess of the rent or other amounts payable to Landlord hereunder shall be promptly paid over to Landlord as received. Landlord and Tenant each hereby waive the provisions of California Code of Civil Procedure Section 1265.130 and any other applicable existing or future Legal Requirement providing for, or allowing either party to petition the courts of the state in which the Real Property is located for, a termination of this Lease upon a partial taking of the Premises and/or the Building.

28. Landlord’s Liability; Sale of Building. The term “Landlord,” as used in this Lease, shall mean only the owner or owners of the Real Property at the time in question. Notwithstanding any other provision of this Lease, the liability of Landlord for its obligations under this Lease is limited solely to Landlord’s interest in the Real Property as the same may from time to time be encumbered, and no personal liability shall at any time be asserted or enforceable against any other assets of Landlord or against the constituent shareholders, partners, members, or other owners of Landlord, or the directors, officers, employees and agents of Landlord or such constituent shareholder, partner, member or other owner, on account of any of Landlord’s obligations or actions under this Lease. In addition, in the event of any conveyance of title to the Real Property, then the grantor or transferor shall be relieved of all liability with respect to Landlord’s obligations to be performed under this Lease after the date of such conveyance. In no event shall Landlord be deemed to be in default under this Lease unless Landlord fails to perform its obligations under this Lease, Tenant delivers to Landlord written notice specifying the nature of Landlord’s alleged default, and Landlord fails to cure such default within thirty (30) days following receipt of such notice (or, if the default cannot reasonably be cured within such period, to commence action within such thirty (30)-day period and proceed diligently thereafter to cure such default). Upon any conveyance of title to the Real Property, the grantee or transferee shall be deemed to have assumed Landlord’s obligations to be performed under this Lease from and after the date of such conveyance, subject to the limitations on liability set forth above in this Paragraph 28. If Tenant provides Landlord with any security for Tenant’s performance of its obligations hereunder, Landlord shall transfer such security to the grantee or transferee of Landlord’s interest in the Real Property, and upon such transfer Landlord shall be released from any further responsibility or liability for such security, and such grantee or transferee shall be deemed, by its acquisition of Landlord’s interest in the Real Property and without the necessity of any further act or instrument, to have assumed Landlord’s obligations to be performed under this Lease from and after the date of such conveyance with respect to such security. Any claim, defense or other right of Tenant arising in connection with this Lease shall be barred unless Tenant files an action or interposes a defense based thereon within one hundred eighty (180) days after the date Tenant becomes aware of the alleged event on which Tenant is basing its claim, defense or right. Notwithstanding any other provision of this Lease, but not in limitation of the provisions of Paragraph 14.a. above, Landlord shall not be liable for any consequential damages or interruption or loss of business, income or profits, or claims of constructive eviction, nor shall Landlord be liable for loss of or damage to artwork, currency, jewelry, bullion, unique or valuable documents, securities or other valuables, or for other property not in the nature of ordinary fixtures, furnishings and equipment used in general administrative and executive office activities and functions (all of the foregoing, collectively, “Special Claims”). Wherever in this Lease Tenant (a) releases Landlord from any claim or liability, (b) waives or limits any right of Tenant to assert any claim against Landlord or to seek recourse against any property of Landlord or (c) agrees to indemnify Landlord against any matters, the relevant release, waiver, limitation or indemnity shall run in favor of and apply to Landlord, the constituent shareholders, partners, members, or other owners of Landlord, and the directors, officers, employees and agents of Landlord and each such constituent shareholder, partner, member or other owner.

29. Estoppel Certificates. At any time and from time to time, upon not less than ten (10) Business Days’ prior notice from Landlord, Tenant shall execute, acknowledge and deliver to Landlord a statement certifying the commencement date of this Lease, stating that this Lease is unmodified and in full force and effect (or if there have been modifications, that this Lease is in full force and effect as modified and the date and nature of each such modification), that to the best of Tenant’s knowledge, Landlord is not in default under this Lease (or, if Landlord is in default, specifying the nature of such default), that Tenant is not in default under this Lease (or, if Tenant is in default, specifying the nature of such default), the current amounts of and the dates to which the Monthly Rent and Additional Rent has been paid, and setting forth such other matters as may be reasonably requested by Landlord. Any such statement may be conclusively relied upon by a prospective purchaser of the Real Property or by a lender obtaining a lien on the Real Property as security. If Tenant fails to deliver such statement within the time required hereunder, such failure shall be conclusive upon Tenant that (i) this Lease is in full force and effect, without modification except as may be represented by Landlord, (ii) there are no uncured defaults in Landlord’s performance of its obligations hereunder, (iii) not more than one month’s installment of Monthly Rent has been paid in advance, and (iv) any other statements of fact included by Landlord in such statement are correct. Tenant acknowledges and agrees that its failure to execute such certificate may cause Landlord serious financial damage by causing the failure of a sale or financing transaction and giving Landlord all of its rights and remedies under Paragraph 25 above, including its right to damages caused by the loss of such sale or financing.

30. Right of Landlord to Perform. If Tenant fails to make any payment required hereunder (other than Monthly Rent and Additional Rent) or fails to perform any other of its obligations hereunder, Landlord may, but shall not be obliged to, and without waiving any default of Tenant or releasing Tenant from any obligations to Landlord hereunder, make any such payment or perform any other such obligation on Tenant’s behalf. All sums so paid by Landlord and all necessary incidental costs in connection with the performance by Landlord of an obligation of Tenant (together with interest thereon from the date of such payment by Landlord until paid at the Interest Rate) shall be payable by Tenant to Landlord upon demand, and Tenant’s failure to make such payment upon demand shall entitle Landlord to the same rights and remedies provided Landlord in the event of non-payment of rent.

31. Late Charge. Tenant acknowledges that late payment of any installment of Monthly Rent or Additional Rent or any other amount required under this Lease will cause Landlord to incur costs not contemplated by this Lease and that the exact amount of such costs would be extremely difficult and impracticable to fix. Such costs include, without limitation, processing and accounting charges, late charges that may be imposed on Landlord by the terms of any encumbrance or note secured by the Real Property and the loss of the use of the delinquent funds. Therefore, if any installment of Monthly Rent or Additional Rent or any other amount due from Tenant is not received when due, Tenant shall pay to Landlord on demand, on account of the delinquent payment, an additional sum equal to the greater of (i) five percent (5%) of the overdue amount, or (ii) One Hundred Dollars ($100.00), which additional sum represents a fair and reasonable estimate of the costs that Landlord will incur by reason of late payment by Tenant. Acceptance of any late charge shall not constitute a waiver of Tenant’s default with respect to the overdue amount, nor prevent Landlord from exercising its right to collect interest as provided above, rent, or any other damages, or from exercising any of the other rights and remedies available to Landlord.

32. Attorneys’ Fees; Waiver of Jury Trial. In the event of any action or proceeding between Landlord and Tenant (including an action or proceeding between Landlord and the trustee or debtor in possession while Tenant is a debtor in a proceeding under any bankruptcy law) to enforce any provision of this Lease, the losing party shall pay to the prevailing party ail costs and expenses, including, without limitation, reasonable attorneys’ fees and expenses, incurred in such action and in any appeal in connection therewith by such prevailing party. The “prevailing party” will be determined by the court before whom the action was brought based upon an assessment of which party’s major arguments or positions taken in the suit or proceeding could fairly be said to have prevailed over the other party’s major arguments or positions on major disputed issues in the court’s decision. Notwithstanding the foregoing, however, Landlord shall be deemed the prevailing party in any unlawful detainer or other action or proceeding instituted by Landlord based upon any default or alleged default of Tenant hereunder if (i) judgment is entered in favor of Landlord, or (ii) prior to trial or judgment Tenant pays all or any portion of the rent claimed by Landlord, vacates the Premises, or otherwise cures the default claimed by Landlord.

If Landlord becomes involved in any litigation or dispute, threatened or actual, by or against anyone not a party to this Lease, but arising by reason of or related to any act or omission of Tenant or any Tenant Party, Tenant agrees to pay Landlord’s reasonable attorneys’ fees and other costs incurred in connection with the litigation or dispute, regardless of whether a lawsuit is actually filed.

IF ANY ACTION OR PROCEEDING BETWEEN LANDLORD AND TENANT TO ENFORCE THE PROVISIONS OF THIS LEASE (INCLUDING AN ACTION OR PROCEEDING BETWEEN LANDLORD AND THE TRUSTEE OR DEBTOR IN POSSESSION WHILE TENANT IS A DEBTOR IN A PROCEEDING UNDER ANY BANKRUPTCY LAW) PROCEEDS TO TRIAL, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, LANDLORD AND TENANT HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY IN SUCH TRIAL. Landlord and Tenant agree that this paragraph constitutes a written consent to waiver of trial by jury within the meaning of California Code of Civil Procedure Section 631(d)(2), and each party does hereby authorize and empower the other party to file this paragraph and/or this Lease, as required, with the clerk or judge of any court of competent jurisdiction as a written consent to waiver of jury trial.

33. Waiver. No provisions of this Lease shall be deemed waived by Landlord unless such waiver is in a writing signed by Landlord. The waiver by Landlord of any breach of any provision of this Lease shall not be deemed a waiver of any subsequent breach of the same or any other provision of this Lease. No delay or omission in the exercise of any right or remedy of Landlord upon any default by Tenant shall impair such right or remedy or be construed as a waiver. Landlord’s acceptance of any payments of rent due under this Lease shall not be deemed a waiver of any default by Tenant under this Lease (including Tenant’s recurrent failure to timely pay rent) other than Tenant’s nonpayment of the accepted sums, and no endorsement or statement on any check or accompanying any check or payment shall be deemed an accord and satisfaction. Landlord’s consent to or approval of any act by

Tenant requiring Landlord’s consent or approval shall not be deemed to waive or render unnecessary Landlord’s consent to or approval of any subsequent act by Tenant.

34. Notices. All notices and demands which may or are required to be given by either party to the other hereunder shall be in writing. All notices and demands by Landlord to Tenant shall be delivered personally or sent by United States mail, postage prepaid, or by any reputable overnight or same-day courier, addressed to Tenant at the Premises, or to such other place as Tenant may from time to time designate by notice to Landlord hereunder. All notices and demands by Tenant to Landlord shall be sent by United States mail, postage prepaid, or by any reputable overnight or same-day courier, addressed to Landlord in care of Sumitomo Corporation Of America, 600 Third Avenue, New York, NY 10016, Attention: General Manager, Real Estate Unit, with a copy to the management office of the Building, or to such other place as Landlord may from time to time designate by notice to Tenant hereunder. Notices delivered personally or sent same-day courier will be effective immediately upon delivery to the addressee at the designated address; notices sent by overnight courier will be effective one (1) Business Day after acceptance by the service for delivery; notices sent by mail will be effective two (2) Business Days after mailing. In the event Tenant requests multiple notices hereunder, Tenant will be bound by such notice from the earlier of the effective times of the multiple notices.

35. Notice of Surrender. At least ninety (90) days before the last day of the term hereof, Tenant shall give to Landlord a written notice of intention to surrender the Premises on that date, but neither this paragraph nor any failure by Landlord to protest the lack of such notice by Tenant shall be construed as an extension of the term or as a consent by Landlord to any holding over by Tenant.

36. Defined Terms and Marginal Headings. When required by the context of this Lease, the singular includes the plural. If more than one person or entity signs this Lease as Tenant, the obligations hereunder imposed upon Tenant shall be joint and several, and the act of, written notice to or from, refund to, or signature of, any Tenant signatory to this Lease (including, without limitation, modifications of this Lease made by fewer than all such Tenant signatories) shall bind every other Tenant signatory as though every other Tenant signatory had so acted, or received or given the written notice or refund, or signed. The headings and titles to the paragraphs of this Lease are for convenience only and are not to be used to interpret or construe this Lease. Wherever the term “including” or “includes” is used in this Lease it shall be construed as if followed by the phrase “without limitation.” Whenever in this Lease a right, option or privilege of Tenant is conditioned upon Tenant (or any affiliate thereof or successor thereto) being in “occupancy” of a specified portion or percentage of the Premises, for such purposes “occupancy” shall mean Tenant’s (or such affiliate’s or successor’s) physical occupancy of the space for the conduct of such party’s business, and shall not include any space that is subject to a sublease or that has been vacated by such party, other than a vacation of the space as reasonably necessary in connection with the performance of approved Alterations or by reason of a fire or other casualty or a taking. The language in all parts of this Lease shall in all cases be construed as a whole and in accordance with its fair meaning and not construed for or against any party simply because one party was the drafter thereof.

37. Time and Applicable Law. Time is of the essence of this Lease and of each and all of its provisions, except as to the conditions relating to the delivery of possession of the Premises to Tenant. This Lease shall be governed by and construed in accordance with the laws of the State of California, and the venue of any action or proceeding under this Lease shall be the City and County of San Francisco, California.

38. Successors. Subject to the provisions of Paragraphs 13 and 28 above, the covenants and conditions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors, executors, administrators and assigns.

39. Entire Agreement; Modifications. This Lease (including any exhibit, rider or attachment hereto) constitutes the entire agreement between Landlord and Tenant with respect to Tenant’s lease of the Premises. No provision of this Lease may be amended or otherwise modified except by an agreement in writing signed by the parties hereto. Neither Landlord nor Landlord’s agents have made any representations or warranties with respect to the Premises, the Building, the Real Property or this Lease except as expressly set forth herein, including without limitation any representations or warranties as to the suitability or fitness of the Premises for the conduct of Tenant’s business or for any other purpose, nor has Landlord or its agents agreed to undertake any alterations or construct any improvements to the Premises except those, if any, expressly provided in this Lease, and no rights, easements or licenses shall be acquired by Tenant by implication or otherwise unless expressly set forth herein. Neither this Lease nor any memorandum hereof shall be recorded by Tenant.

40. Light and Air. Tenant agrees that no diminution of light, air or view by any structure which may hereafter be erected (whether or not by Landlord) shall entitle Tenant to any reduction of rent hereunder, result in any liability of Landlord to Tenant, or in any other way affect this Lease.

41. Name of Building. Tenant shall not use the name of the Building for any purpose other than as the address of the business conducted by Tenant in the Premises without the written consent of Landlord. Landlord reserves the right to change the name of the Building at any time in its sole discretion by written notice to Tenant and Landlord shall not be liable to Tenant for any loss, cost or expense on account of any such change of name.

42. Severability. If any provision of this Lease or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Lease and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

43. Authority. If Tenant is a corporation, partnership, trust, association or other entity, Tenant and each person executing this Lease on behalf of Tenant, hereby covenants and warrants that (a) Tenant is duly incorporated or otherwise established or formed and validly existing under the laws of its state of incorporation, establishment or formation, (b) Tenant has and is duly qualified to do business in the state in which the Real Property is located, (c) Tenant has full corporate, partnership, trust, association or other appropriate power and authority to enter into this Lease and to perform all Tenant’s obligations hereunder, and (d) each person (and all of the persons if more than one signs) signing this Lease on behalf of Tenant is duly and validly authorized to do so.

44. No Offer. Submission of this instrument for examination and signature by Tenant does not constitute an offer to lease or a reservation of or option for lease, and is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant.

45. Real Estate Brokers. Tenant represents and warrants that it has negotiated this Lease directly with the real estate broker(s) identified in Paragraph 2 and has not authorized or employed, or acted by implication to authorize or to employ, any other real estate broker or salesman to act for Tenant in connection with this Lease. Tenant shall indemnify, defend and hold Landlord harmless from and against any and all Claims by any real estate broker or salesman other than the real estate broker(s) identified in Paragraph 2 for a commission, finder’s fee or other compensation as a result of Tenant’s entering into this Lease.

46. Consents and Approvals. Wherever the consent, approval, judgment or determination of Landlord is required or permitted under this Lease, Landlord may exercise its sole discretion in granting or withholding such consent or approval or in making such judgment or determination without reference to any extrinsic standard of reasonableness, unless the provision providing for such consent, approval, judgment or determination specifies that Landlord’s consent or approval is not to be unreasonably withheld, or that the standard for such consent, approval, judgment or determination is to be reasonable, or otherwise specifies the standards under which Landlord may withhold its consent. Whenever Tenant requests Landlord to take any action or give any consent or approval, Tenant shall reimburse Landlord for all of Landlord’s reasonable costs incurred in reviewing the proposed action or consent (whether or not Landlord consents to any such proposed action), including without limitation reasonable attorneys’ or consultants’ fees and expenses, within ten (10) days after Landlord’s delivery to Tenant of a statement of such costs. If it is determined that Landlord failed to give its consent or approval where it was required to do so under this Lease, Tenant’s sole remedy will be an order of specific performance or mandatory injunction of the Landlord’s agreement to give its consent or approval. The review and/or approval by Landlord of any item shall not impose upon Landlord any liability for accuracy or sufficiency of any such item or the quality or suitability of such item for its intended use. Any such review or approval is for the sole purpose of protecting Landlord’s interest in the Real Property, and neither Tenant nor any Tenant Party nor any person or entity claiming by, through or under Tenant, nor any other third party shall have any rights hereunder by virtue of such review and/or approval by Landlord.

47. Reserved Rights. Landlord retains and shall have the rights set forth below, exercisable without notice and without liability to Tenant for damage or injury to property, person or business and without effecting an eviction, constructive or actual, or disturbance of Tenant’s use or possession of the Premises or giving rise to any claim for rent abatement:

a. To grant to anyone the exclusive right to conduct any business or render any service in or to the Building and its tenants, provided that such exclusive right shall not operate to require Tenant to use or patronize such business or service or to exclude Tenant from its use of the Premises expressly permitted herein.

b. To perform, or cause or permit to be performed, at any time and from time to time, including during Business Hours, construction in the common areas and facilities or other leased areas in the Real Property.

c. To reduce, increase, enclose or otherwise change at any time and from time to time the size, number, location, lay-out and nature of the common areas and facilities and other tenancies and premises in the Real Property and to create additional rentable areas through use or enclosure of common areas.

48. Financial Statements. Upon submission of this Lease to Landlord and at any time thereafter within thirty (30) days after Landlord’s request therefor, but not more often than one (1) time during any given calendar year unless required by Landlord in connection with a proposed sale or financing of the Real Property or any direct or indirect interest therein or in Landlord, Tenant shall furnish to Landlord copies of true and accurate financial statements reflecting Tenant’s then current financial situation (including without limitation balance sheets, statements of profit and loss, and changes in financial condition), Tenant’s most recent audited or certified annual financial statements, and Tenant’s federal income tax returns pertaining to Tenant’s business, and in addition shall cause to be furnished to Landlord similar financial statements and tax returns for any guarantor(s) of this Lease. Tenant agrees to deliver to any lender, prospective lender, purchaser or prospective purchaser designated by Landlord such financial statements of Tenant as may be reasonably requested by such lender or purchaser. Landlord shall use reasonable efforts to keep such information received from Tenant confidential, except that Landlord may disclose such financial information received from Tenant to any lender or prospective lender for, or purchaser or prospective purchaser of, the Real Property or any direct or indirect interest therein or in Landlord (provided in each such case that Landlord shall inform such party of the confidential nature of such information and obtain reasonable assurances from such party that it will keep such information confidential), as reasonably necessary in the course of any dispute or litigation arising out of or concerning this Lease, or as required by applicable law, and provided however that the foregoing confidentiality requirement shall be inapplicable in the event the subject financial information is publicly available.

49. Deleted.

50. Nondisclosure of Lease Terms. Tenant agrees that the terms of this Lease are confidential and constitute proprietary information of Landlord, and that disclosure of the terms hereof could adversely affect the ability of Landlord to negotiate with other tenants. Tenant hereby agrees that Tenant and its partners, officers, directors, employees, agents, real estate brokers and sales persons and attorneys shall not disclose the terms of this Lease to any other person without Landlord’s prior written consent, except to any accountants of Tenant in connection with the preparation of Tenant’s financial statements or tax returns, to an assignee of this Lease or sublessee of the Premises, or to an entity or person to whom disclosure is required by applicable law or in connection with any action brought to enforce this Lease.

51. Hazardous Substance Disclosure. California law requires landlords to disclose to tenants the existence of certain hazardous substances. Accordingly, the existence of gasoline and other automotive fluids, maintenance fluids, copying fluids and other office supplies and equipment, certain construction and finish materials, tobacco smoke, and cosmetics and other personal items, and asbestos-containing materials (“ACM”) must be disclosed. Gasoline and other automotive fluids are found in the garage area of the Building. Cleaning, lubricating and hydraulic fluids used in the operation and maintenance of the Building are found in the utility areas of the Building not generally accessible to Building occupants or the public. Many Building occupants use copy machines and printers with associated fluids and toners, and pens, markers, inks, and office equipment that may contain hazardous substances. Certain adhesives, paints and other construction materials and finishes used in portions of the Building may contain hazardous substances. Although smoking is prohibited in the public areas of the Building, these areas may, from time to time, be exposed to tobacco smoke. Building occupants and other persons entering the Building from time-to-time may use or carry prescription and non-prescription drugs, perfumes, cosmetics and other toiletries, and foods and beverages, some of which may contain hazardous substances. Landlord has made no special investigation of the Premises with respect to any hazardous substances.

52. Signage.

a. Standard Signage. Tenant may, at Tenant’s expense, install a sign identifying Tenant’s business at the entrance to the Premises, provided that the design, size, color and location of the sign shall be subject to Landlord’s prior reasonable approval and consistent with the Building’s standard signage criteria, if any. Tenant shall be entitled, at no cost to Tenant, to have the name of Tenant’s company listed on the Tenant directory in the lobby of each multi-tenant floor (if any) on which any portion of the Premises is located. If, subsequent to the time Tenant’s name is initially listed on the directory, Tenant requests a change in Tenant’s name as printed thereon, Tenant shall pay Landlord’s standard charge as in effect from time to time for any such change.

b. Building Lobby Signage. So long as (i) Tenant hereunder shall be the Tenant originally named in this Lease or an Affiliate thereof (collectively, “Original Tenant”), (ii) no

Event of Default has occurred and is continuing under this Lease, and (iii) Original Tenant shall be in occupancy of all of the Premises then demised under this Lease, then Tenant shall have the right to display Original Tenant’s Name (as defined in Paragraph 52.h. below) on one (1) sign on the east wall of the ground floor main lobby of the Building. Tenant’s signage rights on such wall shall be non-exclusive.

c. Signage Criteria. Tenant’s signage pursuant to Paragraph 52.b. above (the “Above Standard Signage”) shall be subject to Landlord’s approval in its sole and absolute discretion exercised in good faith as to the design, size, color, material, content, location and illumination, shall be appropriate for a first class high rise office building in the San Francisco financial district, shall be and in conformity with the overall design and ambiance of the Real Property, and shall comply with all applicable Legal Requirements. Landlord’s approval shall be granted or denied in writing within thirty (30) days after Tenant’s written request therefor accompanied by the details with respect to Tenant’s proposed signage. Tenant shall be responsible for obtaining any governmental permits or approvals required for the Above Standard Signage, all at Tenant’s sole cost and expense. Landlord makes no representation or warranty whatsoever that such permits will be obtainable or issued. Tenant’s design and installation of the Above Standard Signage shall be at its sole cost and expense and shall comply with all applicable Legal Requirements, the requirements applicable to construction of Alterations pursuant to Paragraph 9 above, and such other reasonable rules, procedures and requirements as Landlord shall impose with respect to such work, including insurance coverage in connection therewith. Tenant shall maintain the Above Standard Signage at its sole cost and expense. Notwithstanding the foregoing, at Landlord’s election, Landlord may install and/or maintain all or any of the Above Standard Signage and Tenant shall pay Landlord the reasonable out of pocket costs thereof within thirty (30) days after Landlord’s demand from time to time together with reasonable supporting documentation. Whether or not Landlord elects to install, maintain and/or remove the Above Standard Signage, the costs reimbursable by Tenant to Landlord in connection with the Above Standard Signage shall include, without limitation, reasonable costs of retaining engineers or other consultants to review the design, weight, construction, and/or manner of installation and removal of the Above Standard Signage, and costs incurred by Landlord in connection with the application for and/or issuance of any permits or approvals required in connection with the Above Standard Signage. Tenant’s access to the Above Standard Signage for purposes of installing, maintaining and/or removing the same shall be in accordance with Landlord’s reasonable requirements and procedures regarding such access. Any cost or reimbursement obligations of Tenant under this Paragraph 52, including with respect to the installation, maintenance or removal of the Above Standard Signage, shall survive the expiration or earlier termination of this Lease.

d. Removal of Above Standard Signage. Upon the expiration or earlier termination of this Lease, or the earlier termination of Tenant’s Above Standard Signage rights by Landlord’s written notice to Tenant by reason of Tenant’s failure to meet the occupancy or other requirements applicable thereto pursuant to the foregoing, Tenant shall remove the Above Standard Signage at Tenant’s sole cost and expense, and repair and restore to good condition the areas of the Building on which the signage was located or that were otherwise affected by such signage or the removal thereof, or at Landlord’s election, Landlord may perform any such removal and/or repair and restoration and Tenant shall pay Landlord the reasonable cost thereof within thirty (30) days after Landlord’s demand from time to time. If Tenant shall at any time fail to meet the requirements of this Paragraph 52 applicable to Tenant’s Above Standard Signage rights hereunder, at Landlord’s election by written notice to Tenant, such signage rights shall thereupon immediately forever cease and terminate, and Tenant shall not regain any of such rights even if it shall thereafter meet the requirements applicable thereto. Nothing contained herein shall preclude Tenant from electing to remove the Above Standard Signage prior to the expiration or earlier termination of this Lease, subject to Landlord’s right, in such case, to perform the work at Tenant’s expense as provided above.

e. Waiver and Indemnification. Landlord and the holders of any Superior Interests (as defined in Paragraph 2l(c) above) shall not be liable to Tenant and Tenant hereby waives all claims against such parties for any loss, injury or other damage to the Above Standard Signage from any cause whatsoever, including without limitation, water leakage of any character from the roof or walls, or gas, fire, explosion, or any malfunction within the Real Property, or acts of other tenants of, or persons entering, the Building or roof of the Building.

f. Original Tenant’s Name. For purposes of this Paragraph 52, “Original Tenant’s Name” shall mean and be limited to “Marin Software”, and shall not include any other name (nor any logo) without Landlord’s prior written consent in its sole and absolute discretion exercised in good faith, notwithstanding that Original Tenant shall change its name and/or adopt any other name for the conduct of its business.

53. Quiet Enjoyment. If, and so long as, Tenant pays the Monthly Rent, Additional Rent and other rent hereunder and keeps, observes and performs each and every term, covenant and condition of this Lease on the part or on behalf of Tenant to be kept, observed and performed, Tenant shall peaceably and quietly enjoy the Premises throughout the term without hindrance by Landlord or any person lawfully claiming through or under Landlord, subject to the provisions of this Lease.

54. Telecommunications Equipment.

a. Limitation of Responsibility. Tenant acknowledges and agrees that all telephone and telecommunications services desired by Tenant shall be ordered and utilized at the sole cost and expense of Tenant. Unless Landlord otherwise requests or consents in writing, all of Tenant’s telecommunications equipment shall be and remain solely in the Tenant’s Premises and, in accordance with reasonable rules and regulations adopted by Landlord from time to time, the telephone closet(s) on the floor(s) on which the Premises is located, except that Tenant may utilize the Building’s risers, shafts conduits and similar areas as reasonably necessary for its wiring and cabling and other telecommunications equipment, subject to Landlord’s approval in accordance with Paragraph 9 above and subject to all other provisions of Paragraph 9 above applicable to Alterations. Landlord shall have no responsibility for the maintenance of Tenant’s telecommunications equipment, including wiring and cabling, nor for any wiring, cabling or other infrastructure to which Tenant’s telecommunications equipment may be connected. Without limitation of the provisions of Paragraph 17.e. above, Tenant agrees that to the extent any such service is interrupted, curtailed or discontinued, Landlord shall have no obligation or liability with respect thereto and it shall be the sole obligation of Tenant at its expense to obtain substitute service.

b. Necessary Service Interruptions. Without limitation of the provisions of Paragraph 17.e. above, Landlord shall have the right to interrupt or turn off telecommunications facilities in the event of emergency or as necessary in connection with repairs to the Building or installation of telecommunications equipment for other tenants of the Building. Landlord shall use its good faith efforts to minimize noise and disruption to Tenant’s business and access to the Premises by reason of the matters described in this Paragraph 60.b., and, without limitation, Landlord shall perform any extraordinarily noisy or disruptive work after Business Hours or on weekends to the extent such procedures would be generally followed by managers of other first class high rise office buildings in the San Francisco financial district

(except to the extent an emergency and/or Legal Requirements require otherwise, as determined by Landlord in good faith).

c. Removal of Equipment, Wiring and Other Facilities. Any and all telecommunications equipment installed in the Premises or elsewhere in the Building by or on behalf of Tenant, including wiring, cabling, or other facilities for telecommunications transmittal, shall be subject to Landlord’s approval in accordance with Paragraph 9 above, and shall be subject to all other provisions of Paragraph 9 above applicable to Alterations. All such equipment shall be removed prior to the expiration or earlier termination of the Lease term, by Tenant at its sole cost or, at Landlord’s election by written notice to Tenant given no later than thirty (30) days prior to the expiration or earlier termination of the Lease term, by Landlord at Tenant’s sole cost, with the cost thereof to be paid by Tenant as additional rent. Landlord shall have the right, however, upon written notice to Tenant given no later than thirty (30) days prior to the expiration or earlier termination of the Lease term, to require Tenant to abandon and leave in place without additional payment to Tenant or credit against rent, any and all telecommunications wiring, cabling and related infrastructure, or selected portions thereof, whether located in the Premises or elsewhere in the Building.

d. New Provider Installations. In the event that Tenant wishes at any time to utilize the services of a telephone or telecommunications provider, no such provider shall be permitted to install its lines or other equipment within the Building without first securing the prior written approval of the Landlord, which approval shall not be unreasonably withheld or delayed. Landlord’s approval shall not be deemed any kind of warranty or representation by Landlord, including without limitation, any warranty or representation as to the suitability, competence, or financial strength of the provider. Without limitation of the foregoing standard, unless all of the following conditions are satisfied to Landlord’s satisfaction, it shall be reasonable for Landlord to refuse to give its approval: (i) Landlord shall incur no expense whatsoever with respect to any aspect of the provider’s provision of its services, including without limitation, the costs of installation, materials and services; (ii) prior to commencement of any work in or about the Building by the provider, the provider shall supply Landlord with such written indemnities, insurance, financial statements, and such other items as Landlord reasonably determines to be necessary to protect its financial interests and the interests of the Building relating to the proposed activities of the provider; (iii) the provider agrees in writing to abide by such rules and regulations, building and other codes, job site rules and such other requirements as are reasonably determined by Landlord to be necessary to protect the interests of the Building, the tenants in the Building and Landlord; (iv) Landlord reasonably determines that there is sufficient space in the Building for the placement of all of the provider’s equipment and materials; (v) Landlord receives from the provider such compensation as is reasonably determined by Landlord to compensate it for space used in the Building for the storage and maintenance of the provider’s equipment if such space is not located in the Premises; and (vi) all of the foregoing matters are documented in a written agreement between Landlord and the provider, the form and content of which is reasonably satisfactory to Landlord.

55. Parking.

a. Commencing as of the Commencement Date, Landlord shall provide Tenant with valet-type parking for eight (8) automobiles in the garage of the Building. Tenant shall pay for all parking at Landlord’s regular rate or charge from time to time in effect for parking in the Building. Tenant shall provide Landlord with written notice of the names of each party to whom Tenant from time to time distributes Tenant’s parking rights hereunder (all of whom must be employees, partners, members and/or shareholders, as applicable, of Tenant), and shall cause each such party to execute Landlord’s standard contract and waiver form for garage users. If the parking charge is not paid when due, and such failure continues for five (5) days after written notice thereof from Landlord to Tenant, Landlord may terminate Tenant’s rights under this Paragraph 55 as to the number of spaces as to which the parking charge has not been paid in full. Tenant may transfer all or any of the parking rights set forth in this Paragraph 55 to its permitted assignees, but not to any other parties, and in no event shall the parking rights of Tenant hereunder be assigned separate and apart from this Lease. In the event of any assignment or sublease of parking space rights that is permitted hereunder or otherwise approved by Landlord (provided, however, that such approval may be granted or withheld by Landlord in its sole and absolute discretion), Landlord shall be entitled to receive one hundred percent (100%) of any profit received by Tenant in connection with such assignment or sublease. Further, if at any time during the term hereof, Tenant releases to Landlord any parking space provided for in this paragraph, then Tenant’s right under this paragraph to use such released parking space shall terminate for the balance of the term of this Lease.

b. At Landlord’s election from time to time, Landlord may alternate the parking made available hereunder between valet-type parking and self-parking, on an unassigned, non-exclusive and unlabelled basis. In addition, at Landlord’s election from time to time, Landlord may change the parking hereunder to self parking on an assigned basis (subject to Landlord’s right from time to time thereafter to return to valet-type parking or unassigned self-parking). In any case where self-parking shall be in effect, the parking spaces to be made available to Tenant hereunder may contain a reasonable mix of spaces for compact cars. Landlord shall take reasonable actions to ensure the availability of the parking spaces leased by Tenant, but Landlord does not guarantee the availability of those spaces at all times against the actions of other tenants of the Building and users of the parking facility. Without limiting the foregoing, in no event shall this Lease be void or voidable, nor shall Landlord be liable to Tenant for any loss or damage, nor shall there be any abatement of rent hereunder (other than the parking charge paid hereunder for any parking space no longer made available), by reason of any reduction in Tenant’s parking rights hereunder by reason of strikes, lock-outs, labor disputes, shortages of material or labor, fire, earthquake, flood or other casualty, acts of terror, acts of God, or any other cause (other than financial inability) beyond the reasonable control of Landlord (“Force Majeure”). Access to the parking spaces to be made available to Tenant shall, at Landlord’s option, be by card, pass, bumper sticker, decal or other appropriate identification issued by Landlord, and Tenant’s right to use the parking facility is conditioned on Tenant’s abiding by and shall otherwise be subject to such reasonable rules and regulations as may be promulgated by Landlord from time to time for the parking facility.

THIS LEASE IS EXECUTED by Landlord and Tenant as of the date set forth at the top of page 1 hereof.

Landlord:		Tenant:

123 MISSION, LLC, a Delaware limited liability company		MARIN SOFTWARE, a Delaware corporation

By:	/s/ Yukinari Shiraishi	By:	/s/ Chris Lien
Name:	Yukinari Shiraishi	Name:	Chris Lien
Title:	Vice President	Title:	CEO

EXHIBIT B

RULES AND REGULATIONS

123 MISSION STREET

1. No sign, placard, picture, advertisement, name or notice shall be inscribed, displayed or printed or affixed on or to any part of the outside or inside of the Building or any part of the Premises visible from the exterior of the Premises without the prior written consent of Landlord, which consent may be withheld in Landlord’s sole discretion. Landlord shall have the right to remove, at Tenant’s expense and without notice to Tenant, any such sign, placard, picture, advertisement, name or notice that has not been approved by Landlord.

All approved signs or lettering on doors and walls shall be printed, painted, affixed or inscribed at the expense of Tenant by a person approved of by Landlord.

If Landlord notifies Tenant in writing that Landlord objects to any curtains, blinds, shades or screens attached to or hung in or used in connection with any window or door of the Premises, such use of such curtains, blinds, shades or screens shall be removed immediately by Tenant. No awning shall be permitted on any part of the Premises.

2. No ice, drinking water, towel, barbering or bootblacking, shoeshining or repair services, or other similar services shall be provided to the Premises, except from persons authorized by Landlord and at the hours and under regulations fixed by Landlord.

3. The bulletin board or directory of the Building will be provided exclusively for the display of the name and location of tenants only and Landlord reserves the right to exclude any other names therefrom.

4. The sidewalks, halls, passages, exits, entrances, elevators and stairways shall not be obstructed by any of the Tenant Parties or used by Tenant for any purpose other than for ingress to and egress from its Premises. The halls, passages, exits, entrances, elevators, stairways, balconies and roof are not for the use of the general public and Landlord shall in all cases retain the right to control and prevent access thereto by all persons whose presence in the judgment of Landlord shall be prejudicial to the safety, character, reputation and interests of the Building and its tenants. No tenant and no employees or invitees of any tenant shall go upon the roof of the Building.

5. Tenant shall not alter any lock or install any new or additional locks or any bolts on any interior or exterior door of the Premises without the prior written consent of Landlord.

6. The toilet rooms, toilets, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed and no foreign substance of any kind whatsoever shall be thrown therein and the expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by the tenant who, or whose employees or invitees, shall have caused it.

7. Tenant shall not overload the floor of the Premises or mark, drive nails, screw or drill into the partitions, woodwork or plaster or in any way deface the Premises or any part thereof.

8. No furniture, freight or equipment of any kind shall be brought into the Building without the consent of Landlord and all moving of the same into or out of the Building shall be done at such time and in such manner as Landlord shall designate. Landlord shall have the right to prescribe the weight, size and position of all safes and other heavy equipment brought into the Building and also the times and manner of moving the same in and out of the Building. Safes or other heavy objects shall, if considered necessary by Landlord, stand on a platform of such thickness as is necessary to properly distribute the weight. Landlord will not be responsible for loss of or damage to any such safe or property from any cause, and all damage done to the Building by moving or maintaining any such safe or other property shall be repaired at the expense of Tenant. The elevator designated for freight by Landlord shall be available for use by all tenants in the Building during the hours and pursuant to such procedures as Landlord may determine from time to time. The persons employed to move Tenant’s equipment, material, furniture or other property in or out of the Building must be acceptable to Landlord. The moving company must be a locally recognized professional mover, whose primary business is the performing of relocation services, and must be bonded and fully insured. In no event shall Tenant employ any person or company whose presence may give rise to a labor or other disturbance in the Real Property. A certificate or other verification of such insurance must be received and approved by Landlord prior to the start of any moving operations. Insurance must be sufficient in Landlord’s sole opinion, to cover all personal liability, theft or damage to the Real Property, including, but not limited to, floor coverings, doors, walls, elevators, stairs, foliage and landscaping. Special care must be taken to prevent damage to foliage and landscaping during adverse weather. All moving operations shall be conducted at such times and in such a manner as Landlord shall direct, and all moving shall take place during non-business hours unless Landlord agrees in writing otherwise.

9. Tenant shall not employ any person or persons other than the janitor of Landlord for the purpose of cleaning the Premises, unless otherwise agreed to by Landlord. Except with the written consent of Landlord, no person or persons other than those approved by Landlord shall be permitted to enter the Building for the purpose of cleaning the Building or the Premises. Tenant shall not cause any unnecessary labor by reason of Tenant’s carelessness or indifference in the preservation of good order and cleanliness.

10. Tenant shall not use, keep or permit to be used or kept any foul or noxious gas or substance in the Premises, or permit or suffer the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Building by reason of noise, odors and/or vibrations, or interfere in any way with other tenants or those having business therein, nor shall any animals or birds be brought in or kept in or about the Premises or the Building. In no event shall Tenant keep, use, or permit to be used in the Premises or the Building any guns, firearm, explosive devices or ammunition.

11. No cooking shall be done or permitted by Tenant in the Premises, nor shall the Premises be used for the storage of merchandise, for washing clothes, for lodging, or for any improper, objectionable or immoral purposes. Notwithstanding the foregoing, however, Tenant may maintain and use microwave ovens and equipment for brewing coffee, tea, hot chocolate and similar beverages, provided that Tenant shall (i) prevent the emission of any food or cooking odor from leaving the Premises, (ii) be solely responsible for cleaning the areas where such equipment is located and removing food-related waste from the Premises and the Building, or shall pay Landlord’s standard rate for such service as an addition to cleaning services ordinarily provided, (iii) maintain and use such areas solely for Tenant’s employees and business invitees, not as public facilities, and (iv) keep the Premises free of vermin and other pest infestation and shall exterminate, as needed, in a manner and through contractors reasonably approved by Landlord, preventing any emission of odors, due to extermination, from leaving the Premises. Notwithstanding clause (ii) above, Landlord shall, without special charge, empty and remove the contents of one (1) 15-gallon (or smaller) waste container from the food preparation area so long as such container is fully lined with, and the contents can be removed in, a waterproof plastic liner or bag, supplied by Tenant, which will prevent any leakage of food related waste or odors; provided,

2

however, that if at any time Landlord must pay a premium or special charge to Landlord’s cleaning or scavenger contractors for the handling of food-related or so-called “wet” refuse, Landlord’s obligation to provide such removal, without special charge, shall cease.

12. Tenant shall not use or keep in the Premises or the Building any kerosene, gasoline, or inflammable or combustible fluid or material, or use any method of heating or air conditioning other than that supplied by Landlord.

13. Landlord will direct electricians as to where and how telephone and telegraph wires are to be introduced into the Premises and the Building. No boring or cutting for wires will be allowed without the prior consent of Landlord. The location of telephones, call boxes and other office equipment affixed to the Premises shall be subject to the prior approval of Landlord.

14. Upon the expiration or earlier termination of the Lease, Tenant shall deliver to Landlord the keys of offices, rooms and toilet rooms which have been furnished by Landlord to Tenant and any copies of such keys which Tenant has made. In the event Tenant has lost any keys furnished by Landlord, Tenant shall pay Landlord for such keys.

15. Tenant shall not lay linoleum, tile, carpet or other similar floor covering so that the same shall be affixed to the floor of the Premises, except to the extent and in the manner approved in advance by Landlord. The expense of repairing any damage resulting from a violation of this rule or removal of any floor covering shall be borne by the tenant by whom, or by whose contractors, employees or invitees, the damage shall have been caused.

16. No furniture, packages, supplies, equipment or merchandise will be received in the Building or carried up or down in the elevators, except between such hours and in such elevators as shall be designated by Landlord, which elevator usage shall be subject to the Building’s customary charge therefor as established from time to time by Landlord.

17. On Saturdays, Sundays and legal holidays, and on other days between the hours of 6:00 P.M. and 8:00 A.M., access to the Building, or to the halls, corridors, elevators or stairways in the Building, or to the Premises may be refused unless the person seeking access is known to the person or employee of the Building in charge and has a pass or is properly identified. Landlord shall in no case be liable for damages for any error with regard to the admission to or exclusion from the Building of any person. In case of invasion, mob, riot, public excitement, or other commotion, Landlord reserves the right to prevent access to the Building during the continuance of the same by closing the doors or otherwise, for the safety of the tenants and protection of property in the Building.

18. Tenant shall be responsible for insuring that the doors of the Premises are closed and securely locked before leaving the Building and must observe strict care and caution that all water faucets or water apparatus are entirely shut off before Tenant or Tenant’s employees leave the Building, and that all electricity, gas or air shall likewise be carefully shut off, so as to prevent waste or damage, and for any default or carelessness Tenant shall make good all injuries sustained by other tenants or occupants of the Building or Landlord. Landlord shall not be responsible to Tenant for loss of property on the Premises, however occurring, or for any damage to the property of Tenant caused by the employees or independent contractors of Landlord or by any other person.

19. Landlord reserves the right to exclude or expel from the Building any person who, in the judgment of Landlord, is intoxicated or under the influence of liquor or drugs, or who shall in any manner do any act in violation of any of the rules and regulations of the Building.

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20. The requirements of any tenant will be attended to only upon application at the office of the Building. Employees of Landlord shall not perform any work or do anything outside of their regular duties unless under special instructions from Landlord, and no employee will admit any person (tenant or otherwise) to any office without specific instructions from Landlord.

21. No vending machine or machines of any description shall be installed, maintained or operated upon the Premises without the prior written consent of Landlord.

22. Subject to Tenant’s right of access to the Premises in accordance with Building security procedures, Landlord reserves the right to close and keep locked all entrance and exit doors of the Building on Saturdays, Sundays and legal holidays and on other days between the hours of 6:00 P.M. and 8:00 A.M., and during such further hours as Landlord may deem advisable for the adequate protection of the Building and the property of its tenants.

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EXHIBIT C

FORM OF COMMENCEMENT DATE LETTER

Re:	Lease dated as of , 2010 (the “Lease”) between 123 Mission, LLC, a Delaware limited liability company (“Landlord”), and (“Tenant”), for premises located on the floor(s) of the building located at 123 Mission Street, San Francisco, California.

Ladies and Gentlemen:

This letter is given pursuant to Paragraph 3.a. of the Lease. Capitalized terms not otherwise defined herein are used herein as defined in the Lease.

The Commencement Date under the Lease occurred on             , which is the date Landlord delivered the Premises to Tenant, and the Expiration Date under the Lease is             .

Please sign and return the enclosed copy of this letter evidencing your agreement with the foregoing. If we do not receive the countersigned letter from you within ten (10) days of the date hereof, or your letter disagreeing with the foregoing with such ten (10) day period, you will be deemed to have agreed to the dates set forth in this letter.

Landlord:	Tenant:

123 MISSION, LLC, a Delaware limited liability company

By:	By:
Name:	Name:
Title:	Title:

EXHIBIT D

TENANT’S ADDITIONAL REMOVAL AND RESTORATION OBLIGATIONS

25th Floor

Remove Tenant’s Furniture.

Remove the electrical feeds for Tenant’s electrified furniture systems.

Paint blue walls and doors to a neutral bldg standard color as determined by Landlord.

Paint elevator doors using Landlord’s Building Standard Manufacturer and paint color. (Landlord’s current standard is Scuffmaster Paints).

Remove three (3) Supplemental HVAC units (One serving IDF Room, two serving open plan office area), associated duct work and any electrical feeds serving the supplemental HVAC unit(s).

Patch ceiling and walls as needed to repair finishes that were a result of Tenant’s restoration work.

27th Floor

Remove Tenant’s Furniture.

Remove the electrical feeds for Tenant’s electrified furniture systems.

Paint blue walls and doors to a neutral bldg standard color as determined by Landlord.

Paint elevator doors using Landlord’s Building Standard Manufacturer and paint color. (Landlord s current standard is Scuffmaster Paints).

Remove two (2) Supplemental HVAC units serving the open plan office area, associated duct work and any electrical feeds serving the supplemental HVAC unit(s).

Patch ceiling and walls as needed to repair finishes that were a result of Tenant’s restoration work.

MEN
WOMEN
ELEVATOR LOBBY
ELEVATOR LOBBY
MAIN STREET
MISSION STREET

123 MISSION STREET
FLOOR 25

RYAN
BUILDING LASTING RELATIONSHIPS

LEASE EXHIBIT A

Premises Not Included

CONDITIONS AND DIMENSIONS PICTURED MAY BE APPROXIMATE OR PROPOSED. VERIFY ALL CONDITIONS AND DIMENSIONS IN THE FIELD.